Exhibit 99.1

BANCORP RHODE ISLAND, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.:

We have audited the accompanying consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Providence, RI

March 16, 2012

BANCORP RHODE ISLAND, INC.

Consolidated Balance Sheets

	December 31,
	2011	2010
	(In thousands)
Assets
Assets:
Cash and due from banks	$22,130	$14,384
Federal Funds Sold	1,272	395
Total cash and cash equivalents	23,402	14,779
Available for sale securities (amortized cost of $302,615 and $357,402, respectively)	312,620	360,025
Stock in the Federal Home Loan Bank of Boston	16,274	16,274
Loans and leases receivable:
Commercial loans and leases	823,909	780,264
Residential mortgage loans	145,366	164,877
Consumer and other loans	198,129	210,348

Total loans and leases receivable	1,167,404	1,155,489

Allowance for loan and lease losses	(18,142)	(18,654)

Net loans and leases receivable	1,149,262	1,136,835
Premises and equipment, net	11,006	11,889
Goodwill, net	12,262	12,262
Accrued interest receivable	4,371	4,842
Investment in bank-owned life insurance	32,496	31,277
Prepaid expenses and other assets	22,550	15,576

Total assets	$1,584,243	$1,603,759
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand deposit accounts	$278,503	$264,274
NOW accounts	70,663	70,327
Money market accounts	149,988	96,285
Savings accounts	345,850	341,667
Certificate of deposit accounts	286,350	347,613

Total deposits	1,131,354	1,120,166
Overnight and short-term borrowings	46,216	40,997
Wholesale repurchase agreements	—	20,000
Federal Home Loan Bank of Boston borrowings	235,110	260,889
Subordinated deferrable interest debentures	13,403	13,403
Other liabilities	26,800	19,626

Total liabilities	1,452,883	1,475,081
Shareholders’ equity:
Common stock, par value $0.01 per share, authorized 11,000,000 shares: Issued: (5,086,241 and 5,047,942 shares, respectively)	51	50
Additional paid-in capital	73,001	73,866
Treasury stock, at cost (397,650 and 373,850 shares respectively)	(13,406)	(12,527)
Retained earnings	67,261	65,584
Accumulated other comprehensive income, net	4,453	1,705

Total shareholders’ equity	131,360	128,678

Total liabilities and shareholders’ equity	$1,584,243	$1,603,759

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2011	2010	2009
	(In thousands, except per share data)
Interest and dividend income:
Federal funds sold	$5	$7	$10
Mortgage-backed securities	9,707	11,601	13,357
Investment securities	1,573	1,896	2,157
Federal Home Loan Bank of Boston stock dividends	48	—	—
Loans and leases	57,864	59,298	59,753
Total interest and dividend income	69,197	72,802	75,277
Interest expense:
Deposits	5,282	8,030	14,868
Overnight and short-term borrowings	40	63	86
Wholesale repurchase agreements	292	564	551
Federal Home Loan Bank of Boston borrowings	8,011	10,068	10,720
Subordinated deferrable interest debentures	667	670	730
Total interest expense	14,292	19,395	26,955
Net interest income	54,905	53,407	48,322
Provision for loan and lease losses	4,448	6,860	9,917
Net interest income after provision for loan and lease losses	50,457	46,547	38,405
Noninterest income:
Total other-than-temporary impairment (losses)/ gains on available for sale securities	(318)	54	(2,469)
Non-credit component of other-than-temporary losses recognized in other comprehensive income	—	(1,086)	2,085
Credit component of other-than-temporary impairment losses on available for sale securities	(318)	(1,032)	(384)

Service charges on deposit accounts	4,714	5,178	5,377
Income from bank-owned life insurance	1,219	1,267	1,245
(Loss)/ gain on sale of available for sale securities	(644)	1,260	61
Loan related fees	749	836	869
Commissions on nondeposit investment products	1,223	740	776
Net gains on lease sales and commissions on loans originated for others	297	127	408
Other income	932	1,186	813
Total noninterest income	8,172	9,562	9,165
Noninterest expense:
Salaries and employee benefits	26,855	22,973	20,573
Occupancy	3,420	3,340	3,552
Data processing	2,765	2,623	2,640
Professional services	4,290	2,283	2,612
FDIC insurance	1,282	1,934	2,527
Operating	1,653	1,860	1,877
Marketing	1,274	1,211	1,318
Equipment	1,072	1,029	1,001
Loan workout and other real estate owned	1,030	987	688
Loan servicing	565	646	665
Other expenses	5,612	2,317	2,076
Total noninterest expense	49,818	41,203	39,529
Income before income taxes	8,811	14,906	8,041
Income tax expense	3,573	5,071	2,502
Net income	5,238	9,835	5,539
Preferred stock dividends	—	—	(892)
Accretion of preferred shares discount	—	—	(1,405)
Net income applicable to common shares	$5,238	$9,835	$3,242

Weighted average shares outstanding - basic	4,685,954	4,658,668	4,604,308
Weighted average shares outstanding - diluted	4,770,959	4,687,316	4,626,434

Per share data:
Basic earnings per common share	$1.12	$2.10	$0.71
Diluted earnings per common share	$1.10	$2.10	$0.70
Cash dividends declared per common share	$0.76	$0.70	$0.68

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Changes in Shareholders’ Equity

For Years Ended December 31, 2011, 2010 and 2009

						Accumulated
						Other
			Additional		Retained	Comprehensive
	Preferred	Common	Paid-in	Treasury	Earnings,	Income/
	Stock	Stock	Capital	Stock	as Adjusted	(Loss)	Total
	(In thousands, except per share data)
Balance at December 31, 2008	$28,595	$49	$73,323	$(12,055)	$58,763	$415	$149,090
Cumulative effect of a change in accounting principle, net of taxes of ($77)	—	—	—	—	137	(137)	—
Net income	—	—	—	—	5,539	—	5,539
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale, net of taxes of ($1,207)	—	—	—	—	—	2,242	2,242
Reclassification adjustment for net gains included in net income, net of taxes of $21	—	—	—	—	—	(40)	(40)
Non-credit portion OTTI, net of taxes of $730	—	—	—	—	—	(1,355)	(1,355)
Comprehensive income	—	—	—	—	5,539	847	6,386
Exercise of stock options	—	1	514	—	—	—	515
Macrolease acquisition	—	—	78	—	—		78
Repurchase of warrant	—	—	(1,400)	—	—	—	(1,400)
Redemption of preferred stock	(30,000)	—	—	—	—	—	(30,000)
Treasury stock acquisitions	—	—	—	(254)	—	—	(254)
Share-based compensation	—	—	180	—	—	—	180
Tax benefit from stock option exercises	—	—	88	—	—	—	88
Preferred stock discount accretion	123	—	—	—	(123)	—	—
Prepayment charge on preferred stock discount	1,282	—	—	—	(1,282)	—	—
Dividends on preferred stock ($29.73 per preferred share)	—	—	—	—	(892)	—	(892)
Dividends on common stock ($0.68 per share)	—	—	—	—	(3,130)	—	(3,130)
Balance at December 31, 2009	$—	$50	$72,783	$(12,309)	$59,012	$1,125	$120,661
Net income	—	—	—	—	9,835	—	9,835
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale, net of taxes of ($373)	—	—	—	—	—	693	693
Reclassification adjustment for net gains included in net income, net of taxes of $441	—	—	—	—	—	(819)	(819)
Non-credit portion OTTI, net of taxes of ($380)	—	—	—	—	—	706	706
Comprehensive income	—	—	—	—	9,835	580	10,415
Exercise of stock options	—	—	293	—	—	—	293
Macrolease acquisition	—	—	211	—	—	—	211
Share repurchases	—	—	—	(218)	—	—	(218)
Share-based compensation	—	—	558	—	—	—	558
Tax benefit from stock option exercises	—	—	21	—	—	—	21
Dividends on common stock ($0.70 per share)	—	—	—	—	(3,263)	—	(3,263)
Balance at December 31, 2010	$—	$50	$73,866	$(12,527)	$65,584	$1,705	$128,678
Net income	—	—	—	—	5,238	—	5,238
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale, net of taxes of ($2,246)	—	—	—	—	—	4,173	4,173
Net loss recognized in income on the sale of securities, net of taxes of ($226)	—	—	—	—	—	419	419
Impairment charge on security included in net income, net of taxes of ($111)	—	—	—	—	—	207	207
Prior service costs, net of taxes of $1,104	—	—	—	—	—	(2,051)	(2,051)
Comprehensive income	—	—	—	—	5,238	2,748	7,986
Exercise of stock options	—	1	558	—	—	—	559
Share repurchases	—	—	—	(879)	—	—	(879)
Accelerated stock option cash out	—	—	(5,864)	—	—	—	(5,864)
Share-based compensation	—	—	2,501	—	—	—	2,501
Tax benefit from stock option exercises	—	—	1,940	—	—	—	1,940
Dividends on common stock ($0.76 per share)	—	—	—	—	(3,561)	—	(3,561)
Balance at December 31, 2011	$—	$51	$73,001	$(13,406)	$67,261	$4,453	$131,360

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$5,238	$9,835	$5,539
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion, net	(679)	(1,258)	(6,201)
Provision for loan and lease losses	4,448	6,860	9,917
Income from bank-owned life insurance	(1,219)	(1,267)	(1,245)
Net gains on lease sales	(127)	(66)	(326)
Net loss/ (gain) on sale of available for sale securities	644	(1,260)	(61)
Credit component of other-than-temporary impairment losses on available for sale securities	318	1,032	384
Gain on sale of other real estate owned	(12)	(57)	(76)
Proceeds from sales of leases	669	1,262	1,476
Leases originated for sale	(542)	(1,196)	(1,287)
Share-based compensation expense	2,501	558	180
Decrease in accrued interest receivable	471	122	276
Increase in prepaid expenses and other assets	(9,463)	(357)	(6,818)
(Decrease) increase in other liabilities	4,244	(430)	3,221
Net cash provided by operating activities	6,491	13,778	4,979
Cash flows from investing activities:
Available for sale securities:
Purchases	(105,444)	(175,570)	(221,868)
Maturities and principal repayments	154,251	172,133	165,408
Proceeds from sales	4,335	25,950	1,880
Proceeds from sale of leases	—	—	10,428
Net increase in loans and leases	(15,448)	(46,537)	(46,747)
Purchase of Federal Home Loan Bank of Boston stock	—	—	(603)
Capital expenditures for premises and equipment	(496)	(918)	(1,186)
Proceeds from disposition of other real estate owned	1,232	1,866	1,321
Net cash provided by/ (used in) investing activities	38,430	(23,076)	(91,367)
Cash flows from financing activities:
Net increase in deposits	11,188	21,882	56,092
Net increase (decrease) in overnight and short-term borrowings	(14,781)	826	(8,882)
Proceeds from long-term borrowings	294,350	80,130	113,465
Repayment of long-term borrowings	(320,129)	(96,424)	(73,841)
Redemption of preferred stock	—	—	(30,000)
Repurchase of warrant	—	—	(1,400)
Proceeds from issuance of common stock	559	75	261
Payment for accelerated stock option cash out	(5,864)	—	—
Tax benefit from exercise of stock options	1,940	21	88
Dividends on preferred stock	—	—	(892)
Dividends on common stock	(3,561)	(3,263)	(3,130)
Net cash (used in)/ provided by financing activities	(36,298)	3,247	51,761
Net increase/ (decrease) in cash and cash equivalents	8,623	(6,051)	(34,627)
Cash and cash equivalents at beginning of year	14,779	20,830	55,457
Cash and cash equivalents at end of year	$23,402	$14,779	$20,830

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements

(1)  Organization

Bancorp Rhode Island, Inc. (the “Company”), a Rhode Island corporation, is the holding company for Bank Rhode Island (the “Bank”). The Company has no significant assets other than the common stock of the Bank. For this reason, substantially all of the discussion in these Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements relates to the operations of the Bank and its subsidiaries.

The Bank is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to businesses and individuals in Rhode Island and nearby areas of Massachusetts. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of business, commercial real estate, consumer and residential loans and leases, deposit products, nondeposit investment products, cash management, private banking and other banking products and services designed to meet the financial needs of individuals and small- to mid-sized businesses. The Bank also offers both commercial and consumer on-line banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”), subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston (“FHLB”).

(2)  Summary of Significant Accounting Policies

Basis of Presentation — The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and to prevailing practices within the banking industry. The Company has one reportable operating segment. The following is a summary of the significant accounting and reporting policies used by management in preparing and presenting the consolidated financial statements.

Use of Estimates — In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. These estimates and assumptions are based on management’s estimates and judgment and are evaluated on an ongoing basis using historical experiences and other factors, including the current economic environment. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets and declines in consumer spending have combined to increase the uncertainty inherent in management’s estimates and assumptions. As future events cannot be determined with precision, actual results could differ significantly from management’s estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan and lease losses, evaluation of investments for other-than-temporary impairment, and income taxes.

Principles of Consolidation — At December 31, 2011 and 2010, the consolidated financial statements include the accounts of Bancorp Rhode Island, Inc., and its wholly-owned subsidiary, Bank Rhode Island, along with the Bank’s wholly-owned subsidiaries, BRI Investment Corp. (a Rhode Island passive investment company), Macrolease Corporation (an equipment financing company), Acorn Insurance Agency, Inc. (a licensed insurance agency) and BRI Realty Corp. (a real estate holding company). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — For purposes of the consolidated statements of cash flows, the Company considers cash, due from banks, and federal funds sold to be cash equivalents. Cash flows relating to deposits are presented net in the statements of cash flows.

Securities — Debt securities can be classified as trading, available-for-sale or held-to-maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Debt securities are classified as held-to-maturity and carried at amortized cost only if the Company has the positive intent and the ability to hold these securities to maturity. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of estimated income taxes. As of December 31, 2011 and 2010, all of the Company’s investment securities were classified as available-for-sale. The Company performs regular analysis on the available-for-sale securities portfolio to determine whether a decline in fair value indicates that an investment is other-than-temporarily impaired. Management considers various factors in making these determinations including the length of time and extent to which the fair value has been less than amortized cost, projected future cash flows, credit subordination and the creditworthiness, capital adequacy and near-term prospects of the

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

issuers. Management also considers capital adequacy, interest rate risk, liquidity and business plans in assessing whether it is more likely than not that the Company will sell or be required to sell the securities before recovery.

If the Company determines that a decline in fair value is other-than-temporary and that it is more likely than not that the Company will not sell or be required to sell the security before recovery of its amortized cost, the credit portion of the impairment loss is recognized in earnings and the noncredit portion is recognized in accumulated other comprehensive income. The credit portion of the other-than-temporary impairment represents the difference between the amortized cost and the present value of the expected future cash flows of the security. If the Company determines that a decline in fair value is other-than-temporary and it is more likely than not that the Company will sell or be required to sell the security before recovery of its amortized cost, the entire difference between the amortized cost and the fair value of the security will be recognized in earnings. Continued adverse or further deteriorated economic and market conditions could result in additional losses from other-than-temporary impairment.

Interest income from debt securities is recorded on the accrual basis. Premiums and discounts on securities are amortized or accreted into income by the level yield method. Such amortization and accretion is recorded as an adjustment to interest income. FHLB stock is carried at cost. Dividend income from FHLB stock is recorded on the ex-dividend date. Gains and losses on the sale of securities are recognized at the time of sale on a specific identification basis.

Loans and Leases Receivable — Loans are stated at the principal amount outstanding, net of unamortized premiums and discounts and net of deferred loan fees and/or costs, which are amortized as an adjustment to yield over the life of the related loans. When loans and leases are paid-off, the unamortized portion of premiums, discounts or net fees is recognized into income. Interest income is accrued on a level yield basis over the life of the loan. Estimated residual values for leased equipment were not material at December 31, 2011 and 2010.

Leases that meet the direct finance lease criteria as defined by U.S. GAAP are recorded upon acceptance of the equipment by the customer. Unearned lease income represents the excess of the gross lease investment over the cost of the leased equipment, which is recognized over the lease term at a constant rate of return on the net investment in the lease.

Loan and lease origination fees, net of certain direct origination costs, and premiums and discounts on loans purchased are recognized in interest income over the lives of the loans using a method approximating the interest method.

The Company also originates leases for sale in the secondary market. Accordingly, these leases are classified as held for sale and are carried at the lower of cost or fair value, determined on an aggregate basis. These leases are generally sold on a non-recourse basis, with gains or losses recognized upon the sale of leases determined on a specific identification basis. There were no leases held for sale at year ended December 31, 2011 and 2010.

A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Generally, nonperforming commercial loans and leases in excess of $100 thousand are deemed to be “impaired.” In addition, loans that have been modified as troubled debt restructurings, including residential mortgages and consumer loans regardless of dollar amount, are deemed to be impaired loans.

Impairment is measured on a discounted cash flow method using the original contractual interest rate, or at an observable market price, or at the fair value of the collateral if the loan is collateral dependent. When foreclosure is probable, impairment is measured based on the fair value of the collateral less estimated selling costs. In addition, the Bank classifies a loan or lease as an in-substance foreclosure when the Bank is in possession of the collateral prior to actually foreclosing.

The value of an impaired loan is measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent and its payment is expected solely based on the underlying collateral.

In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructured loan. In determining whether a debtor is experiencing financial difficulties, the Company considers, among other factors, if the debtor is in payment default or is likely to be in payment default in the foreseeable future without the modification, the debtor declared or is in the process of declaring bankruptcy, there is substantial doubt that the debtor will continue as a going concern, the debtor’s entity-specific projected cash flows will not be sufficient to service any of its debt, or the debtor cannot obtain funds from sources other than the existing creditors at market terms for debt with similar risk characteristics.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Modifications may include interest-rate reductions, short-term (defined as one year or less) changes in payment structure to interest-only payments, short-term extensions of the loan’s original contractual term or, less frequently, principal forgiveness, interest capitalization, forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. Typically, troubled debt restructurings are placed on nonaccrual status and reported as non-performing loans. Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms; however, performance prior to the restructuring, or significant events that coincide with the restructuring, are considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status at the time of restructuring or after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains classified as a nonaccrual loan. Loans restructured at an interest rate equal to or greater than that of a new loan with comparable risk at the time of the loan agreement is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if they are in compliance with the modified terms.

Loans and leases on which the accrual of interest has been discontinued are designated nonaccrual loans and leases. Accrual of interest income is discontinued when concern exists as to the collectability of principal or interest, or typically when a loan or lease becomes over 90 days delinquent. A loan or lease that is over 90 days delinquent may be excluded from nonaccrual status if no concern exists as to the collectability of principal or interest and it is both well secured and in the process of collection. When a loan or lease is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans and leases (including restructured loans) are removed from nonaccrual when they are current and when concern no longer exists as to the collectability of principal or interest (usually after all past due payments and six months of timely payments have been received).

Interest collected on nonaccruing and impaired loans and leases is either applied against principal or reported as income according to management’s judgment as to the collectability of principal. If management does not consider a loan or lease ultimately collectible within an acceptable time frame, payments are applied as principal to reduce the loan or lease balance. If full collection of the remaining recorded investment should subsequently occur, interest receipts are recorded as interest income on a cash basis. If the ultimate repayment of principal is expected in a timely manner, payments received on a nonaccrual loan or lease are applied to interest income on a cash basis. Recognition of interest on the cash basis is limited to the amount that would have been recognized on the recorded investment at the original contractual interest rate. Interest receipts in excess of this amount are recorded as recoveries until prior charge-offs to the allowance for loan and lease losses have been fully recovered.

Allowance for Loan and Lease Losses — The allowance for loan and lease losses is established for credit losses inherent in the loan and lease portfolio through a charge to earnings. The allowance for loan and lease losses is maintained at a level management considers appropriate to provide for the current inherent risk of loss based upon an evaluation of known and inherent risks in the loan and lease portfolio.

When management believes that the collectability of a loan or lease’s principal balance, or portions thereof, is unlikely, the principal amount is charged against the allowance for loan and lease losses. Recoveries on loans and leases that have been previously charged-off are credited to the allowance for loan and lease losses as received. Increases to the allowance for loan and leases are made by charges to provision for loan and lease losses.

Management performs a comprehensive review of the allowance for loan and lease losses on a quarterly basis. Management’s methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans or leases deemed to be impaired, reserve allocations for various loan and lease types based on payment status or loss experience and an unallocated allowance that is maintained based on management’s assessment of many factors including, but not limited to, the growth, composition and quality of the loan and lease portfolio, historical loss experience, industry loss experience and general economic conditions. While determination of this portion of the allowance is a subjective process, it helps to minimize the risk related to the margin of imprecision inherent with the estimation of the allocated components of the allowance. The Company has not allocated the unallocated portion of the allowance to the loan segments because such an allocation would imply a degree of precision that does not exist.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan and lease losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate Owned — Other Real Estate Owned (“OREO”) consists of property acquired through foreclosure, real estate acquired through acceptance of a deed in lieu of foreclosure and loans determined to be substantively repossessed. Real

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

estate loans that are substantively repossessed include only those loans for which the Company has taken possession of the collateral, but has not completed legal foreclosure proceedings.

OREO, including real estate substantively repossessed, is stated at the lower of cost or fair value, minus estimated costs to sell, at the date of acquisition or classification to OREO status. Fair value of such assets is determined based on independent appraisals and other relevant factors. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan and lease losses. A valuation allowance is maintained for known specific and potential market declines and for estimated selling expenses. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale, are reflected in operations as incurred. Realized gains and losses upon disposal are recognized as adjustments to noninterest income or noninterest expense.

Premises and Equipment — Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily by the straight-line method over the estimated useful lives of the assets, or the terms of the leases if shorter.

Impairment of Long-Lived Assets except Goodwill — The Company reviews long-lived assets, including premises and equipment and other intangible assets, for impairment at least annually or whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less any costs of disposal.

Goodwill — Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is not amortized over an estimated life, but rather is tested at least annually for impairment. The Company evaluates goodwill for impairment by comparing the fair value of the Company to its carrying value, including goodwill. If the fair value of the Company exceeds the carrying value, goodwill is not deemed to be impaired. If the fair value is less than the carrying value, a further analysis is required to determine the amount of impairment, if any. Management preliminarily utilizes the Company’s market capitalization as a reasonable estimate of its fair value. Market capitalization, however, does not consider the value of a control premium (the premium a market participant would pay to own an entire company rather than a piece of the company). If the Company’s market capitalization is less than its carrying value, management assesses the fair value of the Company further using market value comparisons for similar institutions, such as price to earnings multiples, price to book value multiples and price to tangible book value multiples. The Company’s valuation technique utilizes verifiable market multiples, as well as subjective assessment and interpretation. The application of different market multiples, or changes in judgment as to which market transactions are reflective of the Company’s specific characteristics, could affect the conclusions reached regarding possible impairment. In the event that the Company was to determine that its goodwill was impaired, the recognition of an impairment charge could have an adverse impact on its results of operations in the period that the impairment occurred or on its financial position.

Bank-Owned Life Insurance — Bank-owned life insurance (“BOLI”) represents life insurance on the lives of certain current and former employees who have provided positive consent allowing the Bank to be the beneficiary of such policies. The Bank utilizes BOLI as tax-efficient financing for the Bank’s benefit obligations to its employees, including the Bank’s obligations under its Supplemental Executive Retirement Plans. Since the Bank is the primary beneficiary of the insurance policies, increases in the cash value of the policies, as well as insurance proceeds received, are recorded in noninterest income and are not subject to income taxes. BOLI is recorded at the cash value of the policies, less any applicable cash surrender charges, and is reflected as an asset in the accompanying consolidated balance sheets. The Bank reviews the financial strength of the insurance carriers prior to the purchase of BOLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed at least annually and BOLI with any individual carrier is limited to 10% of capital plus reserves.

Securities Sold Under Agreements to Repurchase — The Bank enters into sales of securities under agreements to repurchase with both the Bank’s commercial customers (“retail repurchase agreements”) and financial institutions (“wholesale repurchase agreements”). These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated balance sheets.

Employee Benefits — The Bank maintains a Section 401(k) savings plan for employees of the Bank and its subsidiaries. Under the plan, the Bank makes a matching contribution of the amount contributed by each participating employee, up to 4%

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

of the employee’s yearly salary, subject to Internal Revenue Service (“IRS”) limits. The Bank’s contributions are charged against current operations in the year made.

Share-Based Compensation — The Company maintains stock option plans as described more fully in Note 15 — Employee and Director Benefits. In accordance with U.S. GAAP, the grant date fair value of share-based awards (primarily stock options for the Company) is recognized as an expense in the income statement. Share-based awards requiring future service are recognized as compensation expense over the relevant service period. Share-based awards that do not require future service (“vested awards”) are expensed immediately. The Company estimates expected forfeitures in determining compensation expense.

Income Taxes — The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense during the period that includes the enactment date. Income tax-related interest and penalties are classified as a component of income tax expense.

The Company evaluates its uncertain tax positions with a two-step process in accordance with U.S. GAAP. First, the Company determines whether it is more likely than not that an uncertain tax position will be sustained upon examination based on the technical merits of the position. Second, an uncertain tax position that meets the more likely than not threshold is measured to determine the amount of benefit to recognize in the financial statements. The position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Uncertain tax positions that previously failed to meet the more likely than not recognition threshold are recognized in the first subsequent reporting period in which the threshold is met. Previously recognized uncertain tax positions that no longer meet the more likely than not recognition threshold are derecognized in the first subsequent reporting period in which the threshold is no longer met.

Revenue Recognition — Interest and noninterest income is recognized on the accrual basis of accounting.

Comprehensive Income — Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as “other comprehensive income.”

Earnings Per Share — Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares and participating securities outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the entity.

Segment Reporting — An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s primary business is banking, which provided substantially all of its total revenues and pre-tax income in 2011, 2010 and 2009. Accordingly, disaggregated segment information is not presented in the notes to the financial statements.

Guarantees — Standby letters of credit, excluding commercial letters of credit and other lines of credit, are considered guarantees of the Bank. The Bank enters into a standby letter of credit to guarantee performance of a customer to a third party. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Bank is required to make payments to the beneficiary of the standby letters of credit upon request by the beneficiary so long as all performance criteria have been met. Most guarantees extend up to one year.

Pledged collateral including cash, accounts receivable, inventory, property, plant, equipment and real estate supported all standby letters of credit outstanding at December 31, 2011 and 2010. The collateral obtained is determined based on management’s credit evaluation of the customer. Should the Bank be required to make payments to the beneficiary of a letter of credit, repayment to the Bank is required. When cash collateral is present, the recourse provisions of the agreements allow the Bank to collect the cash used to collateralize the agreement. If any other business assets are used as collateral and cash is not available, the Bank creates a loan for the customer with the same criteria as its other lending activities. The standby letters

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

of credit and the fair value of customer guarantees and cash collateral supporting the standby letters of credit are not reflected on the balance sheet.

Interest Rate Swaps — The Company utilizes interest rate swap contracts to help commercial loan borrowers manage their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow them to convert floating rate loan payments to fixed rate loan payments. When the Company enters into an interest rate swap contract with a commercial loan borrower, the Company concurrently enters into a mirror swap contract with a third party. The third party exchanges the client’s floating rate loan payments for fixed rate payments. The Company records assets and liabilities reflecting the fair value of both the customer and the third party agreements adjusted for credit valuations. The Company did not have derivative fair value hedges or derivative cash flow hedges at December 31, 2011 and December 31, 2010. See also Note 8 - Derivatives for further information.

Reclassifications — Certain amounts in the prior years’ financial statements may have been reclassified to conform to the current year’s presentation. Reclassifications did not have an effect on previously reported net income or total shareholders’ equity.

Recently Adopted and Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820):  Improving Disclosures about Fair Value Instruments.” ASU No. 2010-06 amends ASC 820 to require additional disclosures regarding fair value measurements. Specifically, the ASU requires entities to disclose the amounts and reasons for significant transfers between Level 1 and Level 2 of the fair value hierarchy, to disclose reasons for any transfers in or out of Level 3 and to separately disclose information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements. In addition, the ASU also amends ASC 820 to clarify certain existing disclosure requirements. Except for the requirement to disclose information about purchases, sales, issuances and settlements in the reconciliation of recurring Level 3 measurements separately, the amendments to ASC 820 made by ASU No. 2010-06 are effective for interim and annual reporting periods beginning after December 15, 2009. The requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 measurements is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of ASU 2010-06 on January 1, 2011 did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 320): Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU No. 2010-20 amends ASC 310, “Receivables,” by requiring more robust and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowances for credit losses. An entity will be required to disclose the nature of credit risk associated with its financing receivables and the assessment of that risk in estimating its allowance for credit losses, as well as changes in the allowance and the reason for those changes. The new and amended disclosures required under ASC 2010-20 that relate to information as of the end of a reporting period are effective for public entities with fiscal years and interim reporting periods ending on or after December 15, 2010. The disclosures that include information for activity that occurs during a reporting period are effective for public companies with the fiscal years or the first interim period beginning after December 15, 2010. The adoption of ASU No. 2010-20 required significant expansion to the Company’s disclosures surrounding loans and leases receivable and the allowance for loan and lease losses. See Note 7, “Credit Quality of Loans and Leases and Allowance for Loans and Leases.”

In January 2011, the FASB issued ASU No. 2011-01, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.” ASU No. 2011-01 deferred the effective date for the troubled debt restructuring (“TDR”) disclosures that are required by ASU No. 2010-20. In April 2011, the FASB issued ASU No. 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” ASU No. 2011-02 provides additional guidance clarifying when the restructure of a receivable should be considered a TDR. Specifically, the ASU provides guidance in determining whether the creditor has granted a concession and whether the debtor is experiencing financial difficulty. The TDR disclosures are required upon the adoption of ASU No. 2011-02. Public entities are required to adopt ASU No. 2011-02 for interim and annual periods beginning on or after June 15, 2011 with early adoption permitted. For purposes of TDR disclosures, this ASU applies retrospectively to restructurings occurring on or after the beginning of the annual period of adoption. However, any changes in the method used to measure impairment apply prospectively. Beginning in the period ASU No. 2011-02 is adopted, public entities will also be subject to the requirements to disclose the activity-based information about TDRs under ASU No. 2010-20 that was previously deferred. The Company adopted these provisions of the ASU on July 1, 2011. The adoption of these provisions required

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

expansion of the Company’s disclosures surrounding troubled debt restructurings. See Note 7 — Credit Quality of Loans and Leases and Allowance for Loan and Lease Losses.

In April 2011, the FASB issued ASU No. 2011-03 “Reconsideration of Effective Control for Repurchase Agreements.”  The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted. The Company has not yet evaluated the impact of this ASU on the Company’s financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820).” ASU No. 2011-04 amends ASC 820 to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU No. 2011-04 includes amendments that clarify the intent of the application of existing fair value measurement requirements, expands existing disclosure requirements for fair value measurements and prohibits the application of block discounts for all fair value measurements. This ASU is effective for interim and annual periods beginning after December 15, 2011 and is required to be applied prospectively. The Company does not expect the adoption of ASU No. 2011-04 to have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220).” ASU No. 2011-05 revises the manner in which entities present comprehensive income in their financial statements. The new guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity and requires presentation in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU No. 2011-05 will change the manner in which the Company presents other comprehensive income in its consolidated financial statements, but will have no financial impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment (Topic 350).” ASU No. 2011-08 permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than the carrying amount before applying the two-step goodwill impairment test. If an entity concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not be required to perform the two-step impairment test for that reporting unit. This ASU is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011 with early adoption permitted. The Company does not expect the adoption of ASU No. 2011-08 to have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11 “Disclosures about Offsetting Assets and Liabilities (Topic 210).” ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Company is currently assessing the impact on the Company’s financial statements and will implement the provisions of ASU 2011-11 as of January 1, 2013.

(3)   Business Combinations

On March 1, 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet Financial Group, Inc. and other related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of goodwill. This goodwill was amortized in the years prior to 2002, resulting in a net balance of $10.8 million.

On May 1, 2005, the Bank acquired certain operating assets from Macrolease International Corporation. This acquisition was accounted for utilizing the purchase method of accounting and generated $1.5 million of goodwill. In connection with the Macrolease acquisition, the Company issued 40,049 shares of common stock based upon Macrolease achieving certain performance targets. These shares were issued based on a performance period from the date of acquisition on April 29, 2005 through April 30, 2010. The performance period through which contingent shares were available ended April 30, 2010 and, thus, no further shares will be issued under the agreement.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

(4)  Restrictions on Cash and Due from Banks

The Bank is required to maintain average reserve balances in a noninterest-bearing account with the Federal Reserve Bank based upon a percentage of certain deposits and in accordance with a compensating balance agreement. As of December 31, 2011 and 2010, the average amount required to be held was $3.7 million and $3.1 million, respectively.

(5)  Available-for-Sale Securities

The Company categorizes available-for-sale securities by major category. Major categories are determined by the nature and risks of the securities and consider, among other things, the issuing entity, type of investment and underlying collateral. The Company categorizes securities issued by the Federal Home Loan Bank, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Federal Farm Credit Banks Funding Corporation as government-sponsored enterprise (“GSE”) securities.

A summary of available-for-sale securities follows:

	Amortized	Unrealized		Fair
	Cost(1)	Gains	Losses	Value
	(In thousands)

At December 31, 2011:
GSE obligations	$65,995	$161	$—	$66,156
Trust preferred collateralized debt obligations	184	—	—	184
Collateralized mortgage obligations	15,846	195	(415)	15,626
GSE mortgage-backed securities	220,590	10,064	—	230,654

Total	$302,615	$10,420	$(415)	$312,620

At December 31, 2010:
GSE obligations	$80,992	$436	$(394)	$81,034
Trust preferred collateralized debt obligations	1,518	—	(956)	562
Collateralized mortgage obligations	28,885	517	(1,234)	28,168
GSE mortgage-backed securities	246,007	6,076	(1,822)	250,261

Total	$357,402	$7,029	$(4,406)	$360,025

(1)  Amortized cost is net of other-than-temporary impairment write-downs.

The following table sets forth certain information regarding temporarily impaired available-for-sale securities:

	Less than One Year		One Year or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
At December 31, 2011:
GSE obligations	$—	$—	$—	$—	$—	$—
Trust preferred collateralized debt obligations	—	—	—	—	—	—
Collateralized mortgage obligations	932	(15)	4,686	(400)	5,618	(415)
GSE mortgage-backed securities	—	—	—	—	—	—
Total	$932	$(15)	$4,686	$(400)	$5,618	$(415)

At December 31, 2010:
GSE obligations	$39,599	$(394)	$—	$—	$39,599	$(394)
Trust preferred collateralized debt obligations	—	—	562	(956)	562	(956)
Collateralized mortgage obligations	1,912	(12)	7,896	(1,222)	9,808	(1,234)
GSE mortgage-backed securities	60,592	(1,822)	—	—	60,592	(1,822)
Total	$102,103	$(2,228)	$8,458	$(2,178)	$110,561	$(4,406)

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

At December 31, 2011 and 2010, respectively, $227.7 million and $245.8 million of available-for-sale securities were pledged as collateral for repurchase agreements, municipal deposits, treasury, tax and loan deposits, swap agreements, current and future Federal Home Loan Bank of Boston (“FHLB”) borrowings and future Federal Reserve “discount window” borrowings.

The Company performs regular analysis on the available-for-sale securities portfolio to determine whether a decline in fair value indicates that an investment is other-than-temporarily impaired. In making these other-than-temporary determinations, management considers, among other factors, the length of time and extent to which the fair value has been less than amortized cost, projected future cash flows, third party guarantees (if applicable), sector credit ratings and the creditworthiness, capital adequacy and near-term prospects of the issuers. In addition, management considers current levels of subordination (if applicable) and projected delinquencies, loss severity and prepayments in its other-than-temporary impairment determinations for collateralized mortgage obligations and GSE mortgage-backed securities. Management also considers the Company’s capital adequacy, interest rate risk, liquidity and business plans in assessing whether it is more likely than not that the Company will sell or be required to sell the securities before recovery.

If the Company determines that a decline in fair value is other-than-temporary and that it is more likely than not that the Company will not sell or be required to sell the security before recovery of its amortized cost, the credit portion of the impairment loss is recognized in earnings and the noncredit portion is recognized in accumulated comprehensive income. The credit portion of the other-than-temporary impairment represents the difference between the amortized cost and the present value of the expected future cash flows of the security. If the Company determines that a decline in fair value is other-than-temporary and it will more likely than not sell or be required to sell the security before recovery of its amortized cost, the entire difference between the amortized cost and the fair value of the security will be recognized in earnings.

The Company has held two collateralized debt obligations (“CDO A” and “CDO B”). Because of significant declines in value in 2010 and 2011, they were evaluated for other-than-temporary impairment by management in 2010 and 2011. Due to tax loss carryforwards that were set to expire in 2011 and 2012, management determined in the fourth quarter of 2011 that it had the intent to sell these securities in order to recognize these tax benefits. CDO A remains on the Company’s books at December 31, 2011 and, due to management’s intent to sell, has been written down to fair market value as determined in accordance with the Company’s accounting policies. CDO B was sold prior to December 31, 2011.

As a result of management’s intent to sell, the Company recorded in 2011 an additional $318 thousand in non-credit related impairment charges related to CDO A. The total impairment on this security was $783 thousand at December 31, 2011, included in that impairment was $484 thousand of credit-related impairment charges, which were taken in prior periods.

The following table provides a reconciliation of the beginning and ending balances for credit losses on debt securities for which a portion of an other-than-temporary impairment was recognized in other comprehensive income:

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	Credit Component of Other-Than- Temporary Impairment Losses For Which a Portion Was Recognized in Other Comprehensive Income
	2011	2010
	(In thousands)
Balance at January 1,	$(1,416)	$(384)
Credit losses for which an other-than-temporary impairment was not previously recognized	—	(1,032)
Reduction for sale of CDO B during the period	932	—
Reduction for management’s intent to sell CDO A	484	—
Balance at December 31,	—	(1,416)

The following table sets forth the contractual maturities of available-for-sale securities:

			After One, But		After Five, But
	Less Than One Year		Within Five Years		Within Ten Years		After Ten Years
		Fair		Fair		Fair		Fair
	Cost(1)	Value	Cost(1)	Value	Cost(1)	Value	Cost(1)	Value
	(In thousands)
At December 31, 2011:
GSE obligations	$16,000	$16,012	$49,995	$50,144	$—	$—	$—	$—
Trust preferred securities	—	—	—	—	—	—	184	184
Collateralized mortage obligations	—	—	601	608	8,444	8,618	6,801	6,401
GSE mortgage-backed securities	—	—	1,395	1,494	15,418	16,298	203,777	212,861

Total	$16,000	$16,012	$51,991	$52,246	$23,862	$24,916	$210,762	$219,446
At December 31, 2010:
GSE obligations	$—	$—	$70,997	$71,076	$9,995	$9,957	$—	$—
Trust preferred securities	—	—	—	—	—	—	1,518	562
Collateralized mortage obligations	—	—	—	—	15,059	15,426	13,827	12,743
GSE mortgage-backed securities	—	—	2,220	2,315	10,396	11,055	233,390	236,891

Total	$—	$—	$73,217	$73,391	$35,450	$36,438	$248,735	$250,196

(1) Represents amortized cost of the available for sale securities, net of other-than-temporary impairment write-downs.

The following table presents information relating to the gains and losses from sales of available-for-sale securities:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Amortized cost of available for sale securities sold	$5,911	$24,690	$1,819
Gains (losses) realized on sales of available for sale securities	(644)	1,260	61
Net proceeds from sales of available for sale securities	$5,267	$25,950	$1,880

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

(6)          Loans and Leases Receivable

The following is a summary of loans and leases receivable:

	December 31,
	2011	2010
	(In thousands)

Commercial loans and leases:
Commercial real estate — nonowner occupied	$235,499	$200,809
Commercial real estate — owner occupied	173,652	179,766
Commercial and industrial	168,748	157,879
Multifamily	98,650	79,934
Small business	58,901	62,841
Construction	14,621	30,349
Leases and other (1)	77,619	73,054

Subtotal	827,690	784,632

Unearned lease income	(5,704)	(6,159)

Net deferred loan origination costs	1,923	1,791

Total commercial loans and leases	823,909	780,264

Residential mortgage loans:
One- to four-family adjustable rate	94,688	106,341
One- to four-family fixed rate	50,227	57,948

Subtotal	144,915	164,289

Premium on loans acquired	487	598
Net deferred loan origination fees	(36)	(10)

Total residential mortgage loans	145,366	164,877

Consumer and other loans:
Home equity — term loans	112,081	125,114
Home equity — lines of credit	84,026	82,778
Unsecured and other	1,180	1,511

Subtotal	197,287	209,403

Net deferred loan origination costs	842	945

Total consumer and other loans	198,129	210,348

Total loans and leases receivable	$1,167,404	$1,155,489

(1) There were no leases held for sale at December 31, 2011 and December 31, 2010.

The Bank’s commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank’s equipment lease financing subsidiary, Macrolease, is based in Long Island, NY, with borrowers located throughout the United States. From time to time, the Bank purchases one- to four-family residential mortgage loans and commercial leases from third party originators. These loans and leases may have been originated from areas outside of New England. The Bank originates commercial real estate loans, commercial and industrial loans, multifamily residential loans, equipment leases, residential mortgage loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. Most loans made by the Bank are secured by borrowers’ personal or business assets.

The Bank considers a concentration of credit risk to exist when the aggregate credit exposure to a borrower or group of borrowers in a single industry within a geographical region exceeds 25% of the Bank’s capital plus reserves. At December 31, 2011, the Bank did not have a concentration of credit risk. The ability of the Bank’s residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area they reside.

Commercial borrowers’ ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Bank’s loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England, northeast and national economies, in general.

The Bank’s lending limit to any single borrowing relationship is limited by law to approximately $24.1 million. At December 31, 2011, the Bank had no outstanding commitments to any single borrowing relationship that were in excess of $14.8 million.

Loans outstanding to executive officers and directors of the Company, including their immediate families and affiliated companies (“related parties”), are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other unaffiliated persons, and do not represent more than normal credit risk. These loans comply with the provisions of Regulation O under the Federal Reserve Act and, accordingly, are permissible under Section 402 of the Sarbanes-Oxley Act of 2002. An analysis of the activity of these loans is as follows:

	Year Ended December 31,
	2011	2010
	(In thousands)
Balance at beginning of year	$8,616	$8,361
Additions	4	7,285
Repayments	(350)	(7,030)
Net adjustment due to changes in designated parties (1)	(5,422)	0
Balance at end of year	$2,848	$8,616

(1)

Due to changes in the designated executive officer and directors’ population during 2011, December 31, 2010 loan balances totaling $5.7 million were eliminated and additional loan balances totaling $346 thousand were added.

The Bank routinely enters into loan and lease participations with third parties. In accordance with U.S. GAAP, these participations are accounted for as sales and, therefore, are not included in the Company’s consolidated financial statements. In some cases, the Bank has continuing involvement with the loan and lease participations in the form of servicing. Servicing of the loan and lease participations typically involves collecting principal and interest payments and monitoring delinquencies on behalf of the assigned party of the participation. The Bank typically receives just and adequate compensation for its servicing responsibilities. As such, there are no servicing assets or liabilities recorded in the Company’s consolidated financial statements at December 31, 2011 or December 31, 2010.

Through its Macrolease platform, the Bank has a recourse obligation under a lease sale agreement for up to 8.0% of the original sold balance of approximately $9.8 million. Historically, delinquency rates for the lease portfolio have been significantly less than 8.0%. At December 31, 2011 and December 31, 2010, a liability for the recourse obligation of $26 thousand and $61 thousand, respectively, was included in the Company’s consolidated financial statements.

(7)          Credit Quality of Loans and Leases and Allowance for Loan and Lease Losses

At December 31, 2011, there were $17.9 million of nonaccrual loans and leases in the portfolio. There were $5.4 million of loans past due 60 to 89 days at December 31, 2011. At December 31, 2011, the Bank had no commitments to lend additional funds to borrowers whose loans were on nonaccrual. This compares to $16.5 million of nonaccrual loans and $2.4 million of loans past due 60 to 89 days as of December 31, 2010.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The following table sets forth information pertaining to the Company’s recorded investment of loans and leases accounted for on a nonaccrual basis and past due 90 days or more, but still accruing.

	December 31, 2011			December 31, 2010
	Nonaccrual	90+ Days, Still Accruing	Total	Nonaccrual	90+ Days, Still Accruing	Total
	(In thousands)

Commercial loans and leases:
Commercial real estate — nonowner occupied	$684	$—	$684	$—	$—	$—
Commercial real estate — owner occupied	3,035	—	3,035	5,272	—	5,272
Commercial and industrial	2,795	—	2,795	2,462	—	2,462
Multifamily	2,656	—	2,656	717	—	717
Small business	1,348	—	1,348	1,090	—	1,090
Construction	—	—	0	470	—	470
Leases and other	338	—	338	581	—	581
Total commercial loans and leases	10,856	—	10,856	10,592	—	10,592
Residential mortgage loans:
One- to four-family adjustable rate	5,059	—	5,059	4,089	—	4,089
One- to four-family fixed rate	910	—	910	956	—	956
Total residential mortgage loans	5,969	—	5,969	5,045	—	5,045
Consumer and other loans:
Home equity — term loans	972	—	972	826	—	826
Home equity — lines of credit	145	—	145	50	—	50
Total consumer and other loans	1,117	—	1,117	876	—	876
Total nonperforming loans and leases	$17,942	$—	$17,942	$16,513	$—	$16,513

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The following table sets forth information pertaining to the Company’s recorded investment of past due loans and leases.

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due (1)	Total
	(In thousands)

Commercial loans and leases:
Commercial real estate — nonowner occupied	$2,491	$64	$—	$2,555
Commercial real estate — owner occupied	2,525	2,884	—	5,409
Commercial and industrial	90	700	—	790
Construction	1,508	—	—	1,508
Multifamily	269	—	—	269
Small business	612	1,025	—	1,637
Leases and other	329	92	—	421
Total past due commercial loans and leases	7,824	4,765	—	12,589

Residential mortgage loans:
One- to four-family adjustable	302	525	—	827
One- to four family fixed rate	—	—	—	—
Total past due residential mortgage loans	302	525	—	827
Consumer and other loans:
Home equity — term loans	439	152	—	591
Home equity — lines of credit	388	—	—	388
Unsecured and other	—	—	—	—
Total past due consumer and other loans	827	152	—	979
Total past due loans and leases	$8,953	$5,442	$—	$14,395

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due (1)	Total
	(In thousands)

Commercial loans and leases:
Commercial real estate — nonowner occupied	$282	$143	$—	$425
Commercial real estate — owner occupied	832	—	—	832
Commercial and industrial	346	204	—	550
Multifamily	299	661	—	960
Small business	812	180	—	992
Leases and other	1,053	711	—	1,764
Total past due commercial loans and leases	3,624	1,899	—	5,523
Residential mortgage loans:
One- to four-family adjustable	2,005	415	—	2,420
One- to four family fixed rate	142	—	—	142
Total past due residential mortgage loans	2,147	415	—	2,562
Consumer and other loans:
Home equity — term loans	398	115	—	513
Home equity — lines of credit	299	—	—	299
Unsecured and other	7	—	—	7
Total past due consumer and other loans	704	115	—	819
Total past due loans and leases	$6,475	$2,429	$—	$8,904

(1)                     90+ Days Past Due includes only those loans and leases that are still accruing. All other loans and leases 90 days or more are included as a component of nonaccrual loans and leases.

The Company maintains an allowance for loan and lease losses sufficient to absorb probable losses in its loan and lease portfolios. Arriving at an appropriate level of allowance for loan and lease losses requires the creation and maintenance of a risk rating system that accurately classifies all loans and leases by category and further by degree of credit risk. A specified level of allowance is established within each classification and is based upon statistical analysis of loss trends, historical

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

migration and delinquency patterns, anticipated trends in the loan and lease portfolios and industry standards and trends. The levels of allowance within each classification are subject to periodic reviews and, therefore, are subject to change.

Generally, commercial loans and leases are individually risk rated on a scale of 1 through 7. Ratings 1 through 5 are considered “pass,” or satisfactory credit exposures. Ratings 6, or “special mention,” and 7, or “substandard,” are negative ratings and loans and leases with these ratings are considered “watch list” assets. Loans and leases categorized as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects of the loan or lease at some future date. Loans and leases categorized as substandard are inadequately protected by the payment capacity of the obligor or by the collateral pledged, if any. Substandard loans and leases have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

A reserve percentage is assigned to each risk rating category based on the perceived risk of default and loss in conjunction with the Company’s historical loss experience. At December 31, 2011 and 2010, the reserve percentages ranged from 0.00% to 1.50% for pass-rated loans and leases. Special mention and substandard loans and leases were assigned reserve percentages of 5.00% and 15.00%, respectively. Macrolease-generated loans and leases and small business loans are excluded from the aforementioned commercial risk rating scale. In 2011, pass rated loans and leases generated by Macrolease are reserved at 0.85% while special mention and substandard loans and leases are reserved at 25.00%.  In 2010, all Macrolease generated loans and leases were reserved for at 1.00%.  In 2011, pass rated small business loans are reserved at 1.50% while special mention and substandard small business loans are reserved at 40.00%. In 2010, all small business loans were reserved for at 2.00%.

Risk classifications for residential mortgage loans are stratified initially by type of loan. At December 31, 2011 and 2010, current fixed rate loans were reserved at 0.40%, while current adjustable rate mortgage (“ARM”) loans were reserved at 1.00%. Additionally, these loans are classified by delinquency, ranging from one payment delinquent to four or more payments delinquent. The reserve percentages for delinquent residential mortgage loans ranged from 2.00% to 25.00% at December 31, 2011 and 2010.

Consumer and other loans are also classified by type of loan. At December 31, 2011 and 2010, home equity term loans in which the Bank has a subordinated interest and home equity lines of credit were reserved at 0.90%. Home equity term loans in which the Bank has a first position interest are reserved for based on delinquency status, ranging from 0.40% for current loans to 25.00% for loans that are over 90 days delinquent at December 31, 2011 and 2010. Unsecured and other consumer loans are reserved at 7.00% and 2.00%, respectively, at both December 31, 2011 and 2010. Loans that are fully secured by depository accounts at the Bank are not reserved for.

Generally, nonperforming commercial loans and leases in excess of $100 thousand are deemed to be “impaired.” In addition, loans that have been modified as troubled debt restructurings, including residential mortgage and consumer loans regardless of dollar amount, are deemed to be impaired loans. Loans and leases deemed to be impaired are individually reviewed and a specific reserve is established rather than collectively reserved for based on risk rating profile. The reserves for impaired loans and leases are determined by using an observable market price for the loans and leases or the present value of the expected future cash flows. If the loan is collateral-dependent, an analysis of the fair value of the collateral including costs to sell is used as a basis for the reserve.

The management portion of the reserve is the most difficult to quantify. It is maintained to protect against probable, yet unexpected losses, which may include a larger loss or allocation on a loan or lease than is covered by the normal reserve percentage for that asset. It is not practical to quantify a specific amount for this portion of the allowance for loan and lease losses. Rather, an acceptable range is sought. Factors that bring a level of uncertainty to probable losses in the Bank’s portfolio include, but are not limited to, economic and interest rate uncertainty, real estate market uncertainty, large relationship exposures and industry concentrations. A management reserve range of 0.08% to 0.20% of loans and leases is supported by these factors. The management reserve at December 31, 2011 was 0.21% of total loans and leases due to the large increase in loans individually evaluated for impairment. Many of these loans were assigned a specific reserve of zero based on the collateral analysis or results of the discounted cash flow model. Since these impaired loans inherently carry a high degree of credit risk that is not currently quantifiable in the specific reserve, a larger unallocated reserve is appropriate.

Early identification and reclassification of deteriorating credits is a critical component of the Company’s ongoing evaluation process and includes a formal analysis of the allowance each quarter, which considers, among other factors, the character and size of the loan and lease portfolio, charge-off experience, delinquency and nonperforming loan and lease patterns, business and economic conditions and other asset quality factors. These factors are based on observable information

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

as well as subjective assessment and interpretation. Besides numerous subjective judgments as to the number of categories, appropriate level of allowance with respect to each category and judgments as to categorization of any individual loan or lease, additional subjective judgments are involved when ascertaining the probability, as well as, the extent of any probable losses.

While management evaluates currently available information in establishing the allowance for loan and lease losses, future additions to the allowance may be necessary if conditions differ substantially from the assumptions used in making evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan and lease losses and carrying amounts of other real estate owned. Such agencies may require the financial institution to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Loans and leases deemed uncollectible are charged against the allowance for loan and lease losses, while recoveries of amounts previously charged-off are added to the allowance for loan and lease losses. Generally, amounts are charged-off once the probability of loss has been established, with consideration given to such factors as the customer’s financial condition, underlying collateral and guarantees, and general and industry economic conditions. Additionally, in accordance with certain regulatory guidance, residential mortgage and home equity loans are charged-off after 120 days of cumulative delinquency. Home equity lines of credit are charged-off after 180 days of cumulative delinquency.

An analysis of the activity in the allowance for loan and lease losses is as follows:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)

Balance at beginning of year	$18,654	$16,536	$14,664
Loans and leases charged off:
Commercial loans and leases	(3,984)	(3,730)	(5,187)
Residential mortgage loans	(1,222)	(1,080)	(2,344)
Consumer and other loans	(162)	(352)	(658)
Total loans and leases charged-off	(5,368)	(5,162)	(8,189)
Recoveries of loans and leases previously charged-off:
Commercial loans and leases	338	382	97
Residential mortgage loans	35	12	8
Consumer and other loans	35	26	39
Total recoveries of loans and leases previously charged-off	408	420	144
Net charge-offs	(4,960)	(4,742)	(8,045)
Provision for loan and lease losses	4,448	6,860	9,917
Balance at end of year	$18,142	$18,654	$16,536

While the Company’s reserve percentages may have changed during the reporting periods, there were no changes to the Company’s accounting policies or reserve methodology and, thus, no quantitative impact on the Company’s consolidated financial statements.

The following table reflects the components of the allowance for loan and lease losses.

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Reserve on loans collectively evaluated for impairment	$13,950	$15,467	$13,208
Reserve on loans individually evaluated for impairment	1,770	1,364	2,045
Unallocated reserve	2,422	1,823	1,283

Allowance for loan and lease losses	$18,142	$18,654	$16,536

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

During 2009, the Company sold loans and leases from the Macrolease portfolio totaling $10 million. The sale resulted in a gain of $293 thousand. During 2010 and 2011, there were no significant purchases, sales or reclassifications of loans and/or leases to held for sale.

The following tables set forth information pertaining to the recorded investment of loans and leases that are collectively and individually evaluated for impairment and the related balance in the allowance for loan and lease losses.

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment
	Recorded Investment	Allowance for Loan and Lease Losses	Recorded Investment	Allowance for Loan and Lease Losses
	(In thousands)
At December 31, 2011:
Commercial loans and leases:
Commercial real estate — nonowner occupied	$5,322	$60	$230,177	$3,169
Commercial real estate — owner occupied	11,451	633	162,201	2,393
Commercial and industrial	3,629	614	165,119	2,308
Multifamily	2,656	116	95,994	1,229
Small business	481	243	58,420	1,137
Construction	108	—	14,513	213
Leases and other	245	—	71,670	523
Total commercial loans and leases	23,892	1,666	798,094	10,972
Residential mortgage loans:
One- to four-family adjustable rate	4,622	7	90,066	1,157
One- to four-family fixed rate	588	—	49,639	280
Total residential mortgage loans	5,210	7	139,705	1,437
Consumer and other loans:
Home equity — term loans	1,090	97	110,991	665
Home equity — lines of credit	145	—	83,881	755
Unsecured and other	—	—	1,180	121
Total consumer and other loans	1,235	97	196,052	1,541
Premium on loans acquired	—	—	487	—
Net deferred loan origination costs	—	—	2,729	—
Total loans and leases	$30,337	$1,770	$1,137,067	$13,950

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	Individually Evaluated for Impairment		Collectively Evaluated for Impairment
	Recorded Investment	Allowance for Loan and Lease Losses	Recorded Investment	Allowance for Loan and Lease Losses
	(In thousands)
At December 31, 2010
Commercial loans and leases:
Commercial real estate — nonowner occupied	$—	$—	$200,809	$2,700
Commercial real estate — owner occupied	5,272	392	174,494	3,462
Commercial and industrial	2,288	287	155,591	2,323
Multifamily	717	108	79,217	1,387
Small business	462	141	62,379	1,318
Construction	470	220	29,879	452
Leases and other	125	108	66,770	472
Total commercial loans and leases	9,334	1,256	769,139	12,114
Residential mortgage loans:
One- to four-family adjustable rate	4,017	7	102,324	1,313
One- to four-family fixed rate	23	—	57,925	460
Total residential mortgage loans	4,040	7	160,249	1,773
Consumer and other loans:
Home equity — term loans	906	101	124,208	721
Home equity — lines of credit	42	—	82,736	745
Unsecured and other	—	—	1,511	114
Total consumer and other loans	948	101	208,455	1,580
Premium on loans acquired	—	—	598	—
Net deferred loan origination costs	—	—	2,726	—
Total loans and leases	$14,322	$1,364	$1,141,167	$15,467

The following tables set forth information pertaining to the unpaid principal and the recorded investment for impaired loan and leases both requiring a specific reserve and not requiring a specific reserve.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	December 31, 2011
	Requiring a Specific Reserve	Not Requiring a Specific Reserve	Total Impaired Loans and Leases	Unpaid Principal
	(In thousands)
Commercial loans and leases:
Commercial real estate — nonowner occupied	$3,401	$1,921	$5,322	$5,733
Commercial real estate — owner occupied	4,474	6,977	11,451	12,266
Commercial and industrial	1,633	1,996	3,629	4,323
Multifamily	1,462	1,194	2,656	2,730
Small business	341	140	481	584
Construction	—	108	108	153
Leases and other	—	245	245	245
Total impaired commercial loans and leases	11,311	12,581	23,892	26,034
Residential mortgage loans:
One- to four-family adjustable rate	253	4,369	4,622	5,674
One- to four-family fixed rate	—	588	588	588
Total impaired residential mortgage loans	253	4,957	5,210	6,262
Consumer and other loans:
Home equity — term loans	703	387	1,090	1,365
Home equity — lines of credit	—	145	145	157
Total impaired consumer and other loans	703	532	1,235	1,522
Total impaired loans and leases	$12,267	$18,070	$30,337	$33,818

	December 31, 2010
	Requiring a Specific Reserve	Not Requiring a Specific Reserve	Total Impaired Loans and Leases	Unpaid Principal
	(In thousands)
Commercial loans and leases:
Commercial real estate — nonowner occupied	$—	$—	$—	$—
Commercial real estate — owner occupied	3,483	1,789	5,272	5,998
Commercial and industrial	2,008	280	2,288	3,743
Multifamily	717	—	717	717
Small business	312	150	462	538
Construction	470	—	470	470
Leases and other	125	—	125	125
Total impaired commercial loans and leases	7,115	2,219	9,334	11,591
Residential mortgage loans:
One- to four-family adjustable rate	259	3,758	4,017	5,235
One- to four-family fixed rate	—	23	23	23
Total impaired residential mortgage loans	259	3,781	4,040	5,258
Consumer and other loans:
Home equity — term loans	745	161	906	906
Home equity — lines of credit	—	42	42	42
Total impaired consumer and other loans	745	203	948	948
Total impairerd loans and leases	$8,119	$6,203	$14,322	$17,797

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The following tables set forth information pertaining to the average recorded investment of impaired loans and leases, total interest income recognized and interest income recognized using the cash-basis method of accounting during the periods that the loans and leases were impaired for the years shown.

	For the years ended
	December 31, 2011
	Average Recorded Investment	Total Interest Income Recognized	Interest Income Recognized Using Cash- Basis
	(In thousands)
Commercial loans and leases:
Commercial real estate — nonowner occupied	$798	$331	$23
Commercial real estate — owner occupied	5,944	626	307
Commercial and industrial	2,582	81	81
Multifamily	1,700	27	27
Small business	363	21	19
Construction	125	6	—
Leases and other	596	—	—
Total impaired commercial loans and leases	12,108	1,092	457
Residential mortgage loans:
One- to four-family adjustable rate	882	—	—
One- to four-family fixed rate	118	—	—
Total impaired residential mortgage loans	1,000	—	—
Consumer and other loans:
Home equity — term loans	908	31	16
Home equity — lines of credit	29	—	—
Total impaired consumer and other loans	937	31	16
Total impaired loans and leases	$14,045	$1,123	$473

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	For the years ended
	December 31, 2010
	Average Recorded Investment	Total Interest Income Recognized	Interest Income Recognized Using Cash- Basis

Commercial loans and leases:
Commercial real estate — nonowner occupied	$285	$—	$—
Commercial real estate — owner occupied	4,765	64	64
Commercial and industrial	2,037	15	15
Multifamily	184	—	—
Small business	542	4	4
Construction	517	—	—
Leases and other	688	22	22
Total impaired commercial loans and leases	9,018	105	105
Residential mortgage loans:
One- to four-family adjustable rate	1,074	90	90
One- to four-family fixed rate	5	45	45
Total impaired residential mortgage loans	1,079	135	135
Consumer and other loans:
Home equity — term loans	438	30	30
Home equity — lines of credit	47	2	2
Total impaired consumer and other loans	485	32	32
Total impaired loans and leases	$10,582	$272	$272

The following table sets forth information pertaining to troubled debt restructurings (“TDRs”) at December 31, 2011.

	Recorded Investment			Not Performing under the Modified Terms		Remodification
	Number of Loans	At Modification	At End of Period	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
	(in thousands except number of loans)
Commercial real estate	1	$1,525	$1,512	—	$—	—	$—
Commercial	4	1,358	1,247	4	1,247	4	1,247
Residential	5	884	875	1	283	—	—
	10	$3,767	$3,634	5	$1,530	4	$1,247

Allowances for loan losses associated with troubled debt restructurings were $109 thousand at December 31, 2011. Of the $3.6 million in TDRs, $2.1 million were on accrual and $1.5 million were on non-accrual.  Troubled debt restructuring and the related allowance for loan losses as of and for the year ended December 31, 2010 were immaterial to the Company’s financial statements.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Management believes that the Company’s internal risk rating system for commercial loans and credit scores obtained from credit reporting agencies for residential mortgage and consumer loans are meaningful credit quality indicators. Risk ratings are evaluated and credit scores are obtained at least quarterly. The following table sets forth information pertaining to the recorded investment in loans and leases by credit quality indicator.

	Year Ended December 31,
	2011	2010
	(In thousands)

Commercial loans and leases (risk rating):
Pass-rated	$788,784	$735,869
Special mention	4,601	19,825
Substandard	28,601	22,779
Total commercial loans and leases	821,986	778,473
Residential mortgage loans (credit score):
Greater than 750	76,115	84,695
725 — 750	15,662	18,930
680 — 724	14,964	19,310
650 — 679	6,472	6,558
620 — 649	6,363	6,278
Less than 620	17,557	19,883
Data not available	7,782	8,635
Total residential mortgage loans	144,915	164,289
Consumer and other loans (credit score):
Greater than 750	140,557	151,710
725 — 750	22,955	21,984
680 — 724	18,852	20,252
650 — 679	4,319	5,605
620 — 649	3,445	2,756
Less than 620	5,614	6,006
Data not available	1,545	1,090
Total consumer and other loans	197,287	209,403
Premium on loans acquired	487	598
Net deferred loan origination costs	2,729	2,726
Total loans and leases	$1,167,404	$1,155,489

(8) Derivatives

All derivatives are recognized as either assets or liabilities on the balance sheet and are measured at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and resulting designation. Derivatives used to hedge the exposure to changes in fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected cash flows or other types of forecasted transactions are considered cash flow hedges. For derivatives designated as fair value hedges, changes in the fair value of the derivative are recognized in earnings together with the changes in the fair value of the related hedged item. The net amount, if any, representing hedge ineffectiveness, is reflected in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and recognized in earnings when the hedged transaction affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized directly in earnings. For derivatives not designated as hedges, changes in fair value are recognized in earnings, in noninterest income. The Company may use interest rate contracts (swaps, caps and floors) as part of interest rate risk management strategy. Interest rate swap, cap and floor agreements are entered into as hedges against future interest rate fluctuations on specifically identified assets or liabilities. The Company did not have derivative fair value or derivative cash flow hedges at December 31, 2011 or December 31, 2010.

Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain customers for a fee. The Company executes interest rate swaps with commercial banking customers to aid them in managing their interest rate risk. The interest rate swap contracts allow the commercial banking customers to convert floating rate loan payments to fixed rate loan payments. The Company concurrently enters into mirroring swaps with a third party financial

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

institution, effectively minimizing its net risk exposure resulting from such transactions. The third party financial institution exchanges the customer’s fixed rate loan payments for floating rate loan payments.

As the interest rate swaps associated with this program do not meet hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2011, the Company had ten interest rate swaps with an aggregate notional amount of $34 million related to this program. No new interest rate swaps were entered into during 2011. For the years ended December 31, 2011 and 2010, net losses on these interest rate swap contracts amounted to $45 thousand and $7 thousand, respectively, and consisted solely of changes in credit valuation adjustments.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2011 and December 31, 2010:

	Asset Derivatives
	December 31,
	2011	2010
	(In thousands)
Other Assets
Derivatives not designated as hedging instruments
Interest rate products	$1,369	$790
Total derivatives not designated as hedging instruments	$1,369	$790

	Liability Derivatives
	December 31,
	2011	2010
	(In thousands)
Other Liabilities
Derivatives not designated as hedging instruments
Interest rate products	$1,456	$832
Total derivatives not designated as hedging instruments	$1,456	$832

The table below presents the effect of the Company’s derivative financial instruments on the consolidated income statements for the years ended December 31, 2011 and 2010:

	Location of Gain or (Loss)	Amount of Gain or (Loss) Recognized in Income on Derivative (1)
Derivatives Not Designated as Hedging	Recognized in Income on	Year Ended December 31,
Instruments	Derivative	2011	2010
		(In thousands)

Interest Rate Products	Loan related fees	$(45)	$(7)

Total		$(45)	$(7)

(1) The amount of loss recognized in income represents changes related to the fair value of the interest rate products.

By using derivative financial instruments, the Company exposes itself to credit risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The credit risk in derivative instruments is mitigated by entering into transactions with highly-rated counterparties that management believes to be creditworthy and by limiting the amount of exposure to each counterparty. At December 31, 2011, the Company does not expect future nonperformance by counterparties.

Certain of the derivative agreements contain provisions that require the Company to post collateral if the derivative exposure exceeds a threshold amount. As of December 31, 2011, the Company has posted collateral of $900 thousand in the normal course of business.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The Company has agreements with certain of its derivative counterparties that contain credit-risk-related contingent provisions. These provisions provide the counterparty with the right to terminate its derivative positions and require the Company to settle its obligations under the agreements if the Company defaults on certain of its indebtedness or if the Company fails to maintain its status as a well-capitalized institution. As of December 31, 2011, the Company had no derivative agreements in a net liability position, excluding fair value adjustments for credit risk.

(9)  Premises and Equipment

Premises and equipment consisted of the following:

	December 31,
	2011	2010
	(In thousands)

Land and improvements	$1,907	$1,898
Office buildings and improvements	5,710	5,675
Leasehold improvements	7,792	7,701
Data processing equipment and software	7,192	7,058
Furniture, fixtures and other equipment	5,547	5,461
Subtotal	28,148	27,793
Less accumulated depreciation and amortization	(17,142)	(15,904)
Total premises and equipment	$11,006	$11,889

The Company utilizes a useful life of 40 years for buildings, 15 years for building improvements and 5 years for land improvements. Leasehold improvements are amortized over their respective lease terms. The useful life of data processing equipment and software varies, but is primarily three years. The useful life for furniture, fixtures and other equipment also varies, but is primarily five years. Depreciation expense totaled $1.4 million for the years ended December 31, 2011, 2010 and 2009.

Rent expense was $1.5 million for the year ended December 31, 2011 and $1.4 million for the years ended December 31, 2010 and 2009. In October 2007, the Bank transferred its rights to develop a planned branch site to a third party via a non-cancellable sublease agreement. The Bank’s rent expense is net of sublease rentals of $158 thousand.

In connection with the acquisition of branches from Fleet Financial Group, Inc. and related entities, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space.

Under the terms of these noncancellable operating leases, the Bank is currently obligated to minimum annual rents as follows:

Minimum
Lease
Payments
(In thousands)
2012	$1,477
2013	1,339
2014	974
2015	744
2016	737
Thereafter	4,770
$10,041

Minimum payments have not been reduced by minimum sublease rentals of $3 million due in the future under a noncancellable sublease.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

(10)  Deposits

Certificate of deposit accounts had the following schedule of maturities:

	December 31,
	2011	2010
	(In thousands)

1 year or less remaining	$187,003	$311,908
More than 1 year to 2 years remaining	53,680	17,945
More than 2 years to 3 years remaining	12,043	10,533
More than 3 years to 4 years remaining	4,936	1,745
More than 4 years remaining	28,688	5,482
Total	$286,350	$347,613

At December 31, 2011, certificate of deposit accounts included $15 million obtained through brokers, compared to $30 million at December 31, 2010. At December 31, 2011 and 2010, certificate of deposit accounts with balances of $100 thousand or more (excluding brokered CDs) aggregated $111.2 million and $123 million, respectively.

(11)  Short-Term Borrowings and Repurchase Agreements

Overnight and short-term borrowings and repurchase agreements consisted of the following:

	December 31,
	2011	2010
	(In thousands)
Treasury, tax and loan notes	$—	$1,742
FHLB short-term line of credit	5,816	—
Retail repurchase agreements	40,400	39,255
Wholesale repurchase agreements	—	20,000
Total	$46,216	$60,997

The Bank utilizes the Note Option for remitting treasury, tax and loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by GSE obligations owned by the Bank. Treasury, tax and loan notes are included as a component of overnight and short-term borrowings on the consolidated balance sheets. Information concerning these treasury, tax and loan notes is as follows:

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Outstanding at end of year	$—	$1,742
Outstanding collateralized by securities with:
Par value	Not Applicable	1,660
Fair value	Not Applicable	1,780
Average outstanding for the year	846	677
Maximum outstanding at any month end	1,569	1,742
Weighted average rate at end of year	0.00%	0.00%
Weighted average rate paid for the year	0.00%	0.00%

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The Bank has a short-term line of credit with the FHLB. Unused borrowing capacity under this line was $9.2 million at December 31, 2011 and $15 million at December 31, 2010. All borrowings from the FHLB are secured by the Bank’s stock in the FHLB and a lien on “qualified collateral” defined principally as 90% of the fair value of U.S. Government and Agency obligations and 50-75% of the carrying value of certain residential and commercial mortgage loans.

Information concerning this short-term line of credit is as follows:

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Outstanding at end of year	$5,816	$—
Maturity date	January 2012	Not applicable
Average outstanding for the year	$205	$315
Maximum outstanding at any month end	5,816	3,423
Weighted average rate at end of year	0.45%	0.62%
Weighted average rate paid for the year	0.51%	0.60%

The Bank utilizes retail repurchase agreements in connection with a cash management product that the Bank offers its commercial customers and wholesale repurchase agreements with financial institutions. Sales of repurchase agreements are treated as financings. The obligations to repurchase the identical securities that were sold are reflected as liabilities and the securities remain in the asset accounts. All of these agreements are collateralized by GSE obligations owned by the Bank. The securities underlying the agreements were held by the Bank in a special custody account and remained under the Bank’s control.

Information concerning retail repurchase agreements is as follows:

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Outstanding at end of year	$40,400	$39,255
Maturity date	January 2012	January 2011
Outstanding collateralized by securities with:
Par value	$49,597	$43,544
Fair value	51,887	44,137
Average outstanding for the year	37,228	37,924
Maximum outstanding at any month end	40,400	42,240
Weighted average rate at end of year	0.10%	0.10%
Weighted average rate paid for the year	0.10%	0.16%

Information concerning wholesale repurchase agreements is as follows:

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Outstanding at end of year	$—	$20,000
Maturity dates	Not Applicable	January and June 2011
Outstanding collateralized by securities with:
Par value	$ Not Applicable	$20,873
Fair value	Not Applicable	21,662
Average outstanding for the year	13,326	17,479
Maximum outstanding at any month end	20,000	20,000
Weighted average rate at end of year	Not Applicable	2.96%
Weighted average rate paid for the year	2.20%	3.23%

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

(12)  Federal Home Loan Bank of Boston Borrowings

FHLB borrowings are comprised of the following:

	December 31, 2011			December 31, 2010
	Scheduled	First	Weighted	Scheduled	First	Weighted
	Final	Call	Average	Final	Call	Average
	Maturity	Date (1)	Rate (2)	Maturity	Date (1)	Rate (2)
	(Dollars in thousands)
Within 1 year	$55,000	185,000	1.01%	$86,700	$226,700	2.90%
Over 1 year to 2 years	31,400	21,400	2.96%	10,000	—	4.49%
Over 2 years to 3 years	15,000	15,000	1.95%	23,400	13,400	3.63%
Over 3 years to 5 years	38,378	8,378	4.38%	10,000	10,000	2.32%
Over 5 years	95,332	5,332	4.09%	130,789	10,789	4.17%
Total	$235,110	$235,110	3.13%	$260,889	$260,889	3.64%

(1)   Callable FHLB advances of $140.0 million and $169.0 million at December 31, 2011 and 2010, respectively, are reflected assuming that the callable debt is redeemed at the next call date while all other advances are shown in the periods corresponding to their scheduled maturity date.

(2)   Weighted average rate based on scheduled maturity dates.

All borrowings from the FHLB are secured by the Bank’s stock in the FHLB and a lien on “qualified collateral” defined principally as 90% of the fair value of GSE and U.S. Treasury obligations and 50-75% of the carrying value of certain residential and commercial mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 2011 and 2010 was $63.5 million and $23.0 million, respectively.

As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2011 and 2010, the Bank’s FHLB stock holdings, recorded at cost, were $16.3 million. On February 22, 2012, the FHLB announced preliminary unaudited financial results for 2011. The FHLB remains in compliance with all regulatory capital requirements, and has announced the repurchase of $250 million of capital stock and the continuation of dividends at 49 basis points, up from an average 30 basis points in 2011. The FHLB continues to declare modest dividends throughout 2012, but cautioned that should adverse events occur, such as a negative trend in credit losses on the FHLB’s private-label MBS or its mortgage portfolio, a meaningful decline in income or regulatory disapproval, dividends could again be suspended.

(13)  Company-Obligated Mandatorily Redeemable Capital Securities and Subordinated Deferrable Interest Debentures

On January 23, 2001, the Company sponsored the creation of BRI Statutory Trust I (the “Trust I”), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust I. On February 22, 2001, Trust I issued $3 million of its 10.20% Company-Obligated Mandatorily Redeemable Capital Securities (“Capital Securities”) through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company’s $93 thousand capital contribution for Trust I’s common securities (which is included in prepaid expenses and other assets), were used to acquire $3.1 million of the Company’s 10.20% Subordinated Deferrable Interest Debentures (“Junior Subordinated Notes”) due February 22, 2031, and constitute the primary asset of Trust I. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust I’s obligations under the Capital Securities, to the extent Trust I has funds available therefore.

On June 5, 2003, the Company sponsored the creation of BRI Statutory Trust III (the “Trust III”), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust III. On June 26, 2003, Trust III issued $5 million of its floating rate (quarterly reset to 3 month LIBOR plus 3.10% beginning June 26, 2008) Capital Securities through a pooled trust preferred securities offering. At December 31, 2011, the rate of the Capital Securities was 3.67%. The proceeds from this issuance, along with the Company’s $155 thousand capital contribution for Trust III’s common securities (which is included in prepaid expenses and other assets), were used to acquire $5.2 million of the Company’s floating rate (quarterly reset to 3 month LIBOR plus 3.10%) Junior Subordinated Notes due June 26, 2033, and constitute the primary asset of Trust III. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust III’s obligations under the Capital Securities, to the extent Trust III has funds available therefore.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

On February 24, 2004, the Company sponsored the creation of BRI Statutory Trust IV (the “Trust IV”), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust IV. On March 17, 2004, Trust IV issued $5 million of its floating rate (quarterly reset to 3 month LIBOR plus 2.79%) Capital Securities through a pooled trust preferred securities offering. At December 31, 2011, the rate of the Capital Securities was 3.35%. The proceeds from this issuance, along with the Company’s $155 thousand capital contribution for Trust IV’s common securities (which is included in prepaid expenses and other assets), were used to acquire $5.2 million of the Company’s floating rate (quarterly reset to 3 month LIBOR plus 2.79%) Junior Subordinated Notes due March 17, 2034, and constitute the primary asset of Trust IV. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust IV’s obligations under the Capital Securities, to the extent Trust IV has funds available therefore.

As of December 31, 2011, the Company’s investments in its statutory trust subsidiaries aggregated $544 thousand and are included within prepaid expenses and other assets.

(14)                      Income Taxes

The components of income tax expense are as follows:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Current expense:
Federal	$4,556	$6,355	$3,223
State	395	563	94
Total current expense	4,951	6,918	3,317
Deferred benefit:
Federal	(1,367)	(1,825)	(815)
State	(11)	(22)	—
Total deferred tax benefit	(1,378)	(1,847)	(815)
Total income tax expense	$3,573	$5,071	$2,502

The difference between the statutory federal income tax rate and the effective combined federal and state income tax rate is as follows:

	Year Ended December 31,
	2011	2010	2009
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase resulting from:
State income tax, net of federal tax benefit	2.8	2.4	0.8
Bank-owned life insurance	(4.8)	(3.0)	(5.4)
Salary limitations	—	—	1.3
Non-deductible acquisition costs	6.8	—	—
Other, net	0.8	(0.4)	(0.6)
Effective combined federal and state income tax rate	40.6%	34.0%	31.1%

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The significant components of gross deferred tax assets and gross deferred tax liabilities are as follows:

	December 31,
	2011	2010
	(In thousands)
Gross deferred tax assets:
Allowance for loan and lease losses	$6,350	$6,529
Accrued retirement	3,600	1,686
Legal reserve for EMC lawsuit	1,138	—
Depreciation	727	656
Nonaccrual interest	701	555
Other-than-temporary impairment on AFS securities	281	496
Other	846	1,157
Total gross deferred tax assets	13,643	11,079
Gross deferred tax liabilities:
Goodwill	(3,936)	(3,854)
Net unrealized gains on AFS securities	(3,502)	(918)
Total gross deferred tax liabilities	(7,438)	(4,772)
Net deferred tax asset	$6,205	$6,307

The net balance of deferred tax assets and liabilities is included in prepaid expenses and other assets. It is management’s belief that it is more likely than not that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company’s net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was deemed necessary at December 31, 2011 or 2010. It should be noted, however, that factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

The Massachusetts Department of Revenue (“DOR”) had challenged the state tax income for the years of 2002 — 2008 pertaining to BRI Investment Corp., a Rhode Island passive investment company. The DOR sought to collapse the income from BRI Investment Corp. into the Bank’s income and assess state corporate excise tax on the resulting apportioned income, refer to Note 22 “Regulation, Taxation and Litigation” for further discussion regarding this assessment. The passive investment company is not subject to corporate income tax in the State of Rhode Island. The Company had originally taken the position that it was more likely than not they would be successful in supporting their tax position, however, in the fourth quarter of 2011, the Company agreed to a settlement with the DOR of $345 thousand, including interest of $103 thousand. As a result of 2008 amendments to tax law, the Company filed the 2009 and 2010 Massachusetts income tax returns and will continue to file future Massachusetts income tax returns on a combined reporting basis. The Company has no other uncertain tax positions as of December 31, 2011 and 2010.

The Company’s federal income tax returns are open and subject to examination from the 2008 tax return year and forward. The Company’s state income tax returns are generally open from the 2008 and later tax return years based on individual state statute of limitations, except for Massachusetts which is open from 2002.

(15)  Employee and Director Benefits

Employee 401(k) Plan — The Bank maintains a 401(k) Plan (the “Plan”) which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age are eligible to participate in the Plan. Expenses associated with the Plan were $495 thousand, $454 thousand and $424 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

Nonqualified Deferred Compensation Plan — The Bank also maintains a Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) under which certain participants may contribute the amounts they are precluded from contributing to the Bank’s 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals that may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $73 thousand, $29 thousand and $74 thousand for the years ended December 31, 2011, 2010 and 2009, respectively. Accrued liabilities associated with the Nonqualified Plan were $998 thousand and $923 thousand for December 31, 2011 and 2010, respectively.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Supplemental Executive Retirement Plans — The Bank maintains Supplemental Executive Retirement Plans (the “SERPs”) for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. The Bank records annual amounts related to the SERP based on an actuarial calculation. Actuarial gains and losses are reflected immediately in the statement of operations. In connection with the pending merger agreement, the Bank modified the SERPs by increasing the retirement benefits for the individuals in the SERPs. The impact of the amendment has been reflected in accumulated other comprehensive income.

The Company utilized a discount rate of 4.25% at December 31 2011 and 5.75% at December 31, 2010 to determine its accrued liabilities associated with the SERPs, resulting in a liability at December 31, 2011 and 2010 of $10.3 million and $4.8 million, respectively. On December 30, 2011 the Bank funded a Rabbi Trust with $8.2 million to provide a partial funding source for the Bank’s liabilities under the SERPs. At December 31, 2011, these funds were invested in a money market mutual fund and are included in other assets.

The Company recorded expenses associated with the SERPs of $2.3 million, $863 thousand and $616 thousand for the years ended December 31, 2011, 2010 and 2009, respectively. Prior service cost recognized in accumulated other comprehensive income was $3.2 million at December 31, 2011.  There were no prior service costs in accumulated comprehensive income at December 31, 2010.

Employee Stock Plans — The following stock option plans were in place at December 31, 2011. Subsequent to the acquisition of Bancorp Rhode Island on January 1, 2012, there will no longer be any shares available for issuance under these plans as Bancorp Rhode Island will no longer be a publicly traded company.

The Company maintained a 1996 Incentive and Nonqualified Stock Option Plan, a 2002 Equity Incentive Plan (collectively the “Employee Stock Plans”), and a 2011 Omnibus Equity Incentive Plan under which it granted awards of its common stock to officers and key employees. The 1996 Incentive and Nonqualified Stock Option Plan had no remaining shares available for issuance as it expired in March 2006. In 2011, the 2002 Equity Incentive Plan was replaced by the 2011 Omnibus Equity Incentive Plan. Under the Employee Stock Plans, the Company awarded stock options, which were granted at an exercise price equal to the market value of the stock on the date of the grant with vesting terms of three to five years. Unless exercised, options granted under the Employee Stock Plans have contractual terms ranging between seven and ten years. Certain stock option awards provided for accelerated vesting in the event of a change in control (as defined in the Employee Stock Plans).

The fair value of each employee stock option award was estimated on the grant date using the Black-Scholes option-pricing model utilizing the following pricing assumptions, summarized on a weighted-average basis in the table below:

	Year Ended December 31,
	2011	2010	2009
Expected term	6 years	6 years	6 years

Expected volatility	28%	27%	26%

Risk-free interest rate	2.27%	2.56%	2.55%

Dividend yield	2.35%	2.63%	2.79%

Fair value of options granted	$7.04	$5.67	$5.22

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The activity related to these employee stock options is summarized below:

Employee Stock Options	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Term (in years)
Outstanding, December 31, 2008	406,555	$28.04
Granted	87,618	$24.81
Exercised	(41,650)	$12.35
Forfeited / Canceled	(58,005)	$31.97
Outstanding, December 31, 2009	394,518	$28.40
Granted	17,195	$25.86
Exercised	(23,560)	$10.66
Forfeited / Canceled	(14,890)	$31.38
Outstanding, December 31, 2010	373,263	$29.28
Granted	14,060	$30.56
Exercised	(31,300)	$17.07
Forfeited / Canceled	(4,600)	$29.05
Cashed Out (1)	(308,523)	$30.30
Outstanding, December 31, 2011	42,900	$31.33	$370,302	3.4
Exercisable, December 31, 2011	33,150	$33.28	$221,985	3.2

(1) These options were settled in cash by the Company in connection with the pending merger.

The total intrinsic value of options employees exercised during 2011, 2010 and 2009 was $493 thousand, $321 thousand and $341 thousand, respectively.

The options outstanding as of December 31, 2011 are set forth below:

Exercise Price			Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)
$10.00	-	$19.99	6,950	$16.99	4.2

20.00	-	29.99	4,400	$23.42	4.2

30.00	-	39.99	28,550	$34.77	3.2

40.00	-	49.99	3,000	$43.45	2.3

Outstanding, December 31, 2011			42,900	$31.33	3.4

The Company granted its executive officers restricted stock as a component of their annual share based compensation award. In April 2011, April 2010 and August 2009, the Company granted 5,999, 7,092 and 5,968 shares at market prices of $30.54, $25.86 and $26.15, respectively. These restricted shares vest in three annual installments and provide for accelerated vesting if there is a change in control. During 2009, 988 shares of these restricted shares were forfeited. No shares were forfeited during 2011 or 2010.

In April 2011 and 2010, the Company also granted the executive officers performance shares of 3,227 and 3,525 at market prices of $30.54 and $25.86 respectively. Each performance share represents a contingent right to receive one share of the Company’s common stock. The performance shares will vest on the third anniversary of the grant date only if the Company’s earnings per share during the three-year period then ending is at or above the 50th percentile of a custom commercial bank index for banks in the Northeast with assets of $500 million to $5 billion.

In addition, in April 2010, the Company made “one time” restricted stock awards for a total of 30,100 shares to three executive officers (excluding the CEO).  The market price at the time of grant was $25.86. These restricted shares will vest in

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

full on the fifth anniversary of the grant date, subject to accelerated vesting if (i) the price for the Company’s common stock reaches $36.00 per share and remains at this level for 20 consecutive trading days or (ii) upon a change of control. In May 2011, it was determined that the Bank met this performance goal that resulted in the vesting of these options and related share-based compensation expense of $609 thousand, which is included in the share based compensation table below.

In connection with the pending merger agreement, the Company modified the stock option plan in 2011 for certain executives and other members of senior management. This modification allowed for the accelerated vesting of options due to the change in control and provided that these options be settled in cash on December 30, 2011. As a result of this modification, the Company incurred additional compensation expense of $1.3 million, which is included in the share based compensation table below.

The following table summarizes share-based compensation and the related tax benefit for the periods indicated:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Share-based compensation	$2,454	$517	$155
Tax benefit related to share-based compensation (1)	2,666	171	137

(1) Represents the tax benefits on stock options exercised and share-based compensation.

Director Stock Plan — The Company maintained a Non-Employee Directors Stock Plan (the “Director Stock Plan”) under which it granted options to acquire its common stock to non-employee directors. The Non-Employee Directors Stock Plan was amended in 2011 to provide for grants of options to purchase common stock, restricted stock units or a combination of options and restricted stock units. Each non-employee director elected at the 1998 shareholders meeting received an option for 1,500 shares and each new non-employee director elected subsequently received an option for 1,000 shares. Through 2010, non-employee directors also received an annual option grant for 500 shares as of the date of each annual meeting of shareholders. Options were granted at an exercise price equal to the market value of the stock on the date of the grant and vested six months after the grant date. Under the terms of the 2011 amendments to the plan, the equity awards would vest on the earlier of 12 months after the grant date or at the next annual meeting following the date of the grant. Options granted under the Director Stock Plan have a 10-year contractual term, subject to earlier of expiration on the second anniversary of a director’s termination of service. Subsequent to the acquisition of Bancorp Rhode Island on January 1, 2012, there will no longer be any shares available for issuance under this plan as Bancorp Rhode Island will no longer be a publicly traded company.

There were no stock options issued to non-employee directors in 2011. The fair value of non-employee director stock options awarded in 2010 and 2009 has been estimated on the grant date using the Black-Scholes option-pricing model utilizing the following pricing assumptions, summarized on a weighted-average basis in the table below:

	Year Ended December 31,
	2011	2010	2009
Expected term	0	7 years	7 years

Expected volatility	0%	26%	26%

Risk-free interest rate	0.00%	2.82%	2.05%

Dividend yield	0.00%	2.36%	3.27%

Fair value of options granted	$—	$6.88	$3.95

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The activity related to these director stock options is summarized below:

Director Stock Options	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Term (in years)
Outstanding, December 31, 2008	38,500	$32.73
Granted	6,500	$20.79
Forfeited / Canceled	(2,000)	$29.41

Outstanding, December 31, 2009	43,000	$31.08
Granted	6,000	$28.85
Exercised	(2,000)	$21.02
Forfeited / Canceled	(500)	$10.13

Outstanding, December 31, 2010	46,500	$31.45
Granted	0
Exercised	(1,000)	$24.82
Forfeited / Canceled	(3,000)	$32.35

Outstanding, December 31, 2011	42,500	$31.54	$349,755	5.1

Exercisable, December 31, 2011	42,500	$31.54	$349,755	5.1

The total intrinsic value of options exercised by directors during 2011 and 2010 was $6 thousand and $13 thousand, respectively. No director stock options were exercised during 2009.

The director options outstanding as of December 31, 2011 are set forth below:

Exercise Price			Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)
$10.00	-	$19.99	1,000	$18.01	0.8

20.00	-	29.99	15,000	$24.60	6.0

30.00	-	39.99	25,500	$35.72	4.7

40.00	-	49.99	1,000	$42.85	4.8

Outstanding, December 31, 2011			42,500	$31.54	5.1

In 2011, the Company granted its non-employee directors 1,771 shares of restricted stock at a market price of $43.53. These restricted shares vest after 12 months. No shares were forfeited during 2011.

The following table summarizes share-based compensation and the related tax benefit for the periods indicated:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Share-based compensation	$47	$41	$25
Tax benefit related to share-based compensation (1)	18	14	9

(1)    Represents the tax benefits on stock options exercised and share-based compensation.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Change in Control Agreements — The Bank has entered into Employment Agreements with its President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Chief Information Officer. The Employment Agreements generally provide for the continued payment of specified compensation and benefits for the remainder of the term of the agreement upon termination without cause. The agreements also provide that if the executive is terminated (or in the case of the Chief Executive Officer, resigns) in conjunction with a change in control, they are entitled to a severance payment, which is equal to 2.99 times base salary plus target bonus for the President and Chief Executive Officer and 2.00 times base salary plus target bonus for the other executives. The Employment Agreements with the Chief Executive Officer and Chief Financial Officer provide that if payments following a change in control are subject to the “golden parachute” excise tax, the Company will make a “gross-up” payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the “gross-up” payment) is the same as if such excise tax had not applied. The Employment Agreements with the Chief Lending Officer and Chief Information Officer provide that if any payments would trigger the “golden parachute” excise tax, the amount payable to the executive shall be reduced to the maximum amount that can be paid that does not trigger the excise tax. The Company has also entered into Change of Control Severance Agreements with certain other members of senior management of up to 1.00 times base salary or 1.00 times base salary plus current bonus.

(16)  Other Expenses

Major components of other expenses are as follows:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Travel and entertainment	$349	$337	$340
Director fees	321	328	292
Credit card and interchange fees	355	324	310
Charitable contributions	286	290	283
Insurance	288	276	275
Judgement related to EMC lawsuit (1)	3,304	—	—
Other	709	762	576
Total	$5,612	$2,317	$2,076

(1)  For further discussion of EMC lawsuit see Note 22 “Regulation, Taxation and Litigation.”

(17)  Commitments and Contingent Liabilities

Financial Instruments with Off-Balance Sheet Risk and Derivative Financial Instruments

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and letters of credit, commitments to originate and commitments to sell leases and interest rate swap agreements. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Company’s consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

Financial instruments with off-balance sheet risk are summarized as follows:

	December 31,
	2011	2010
	(In thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
Commitments to originate or purchase loans and leases	$51,984	$37,043
Unused lines of credit and other commitments	199,966	213,752
Letters of credit and standby letters of credit	8,230	5,510
Financial instruments whose notional amounts exceed the amount of credit risk:
Interest rate swap contracts:
Swaps with customers	17,012	17,414
Mirror swaps with counterparties	17,012	17,414

Commitments to originate loans and unused lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2011 and 2010, the maximum potential amount of future payments under letters of credit was $8.2 million and $5.5 million, respectively. Cash collateral supported $1.1 million and $754 thousand of the outstanding standby letters of credit at December 31, 2011 and 2010, respectively. The fair value of the guarantees of the standby letters of credit was $62 thousand and $41 thousand, respectively, and is not reflected on the consolidated balance sheets.

Commitments to originate and commitments to sell leases are derivative financial instruments. Accordingly, the fair value of these commitments is recognized in other assets on the consolidated balance sheets and the changes in fair value of such commitments are recorded in current earnings in the consolidated income statements. The carrying values of such commitments as of December 31, 2011 and 2010 and the respective changes in fair values for the years then ended were insignificant.

The Company enters into interest rate swaps with commercial loan borrowers to aid them in managing their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow them to convert floating rate loan payments to fixed rate loan payments. The Company concurrently enters into mirroring swaps with a third party financial institution. The third party financial institution exchanges the client’s fixed rate loan payments for floating rate loan payments. The Company retains the risk associated with the potential failure of counterparties and inherent in making loans.

The interest rate swap contracts are carried at fair value with changes recorded as a component of other noninterest income. The fair values of the interest rate swap contracts with commercial loan borrowers amounted to $1.4 million and $790 thousand as of December 31, 2011 and 2010, respectively. The fair values of the “mirror” swap contracts with third-party financial institutions totaled $1.5 million as of December 31, 2011 and $832 thousand as of December 31, 2010. For the years ended December 31, 2011 and 2010, net losses on theses interest rate swap contracts, which consisted solely of adjustments for credit valuation, amounted to $45 thousand and $7 thousand, respectively.

(18)  Fair Value Measurements

ASC 820-10, “Fair Value Measurements and Disclosures,” defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities. It is not a

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, able to transact and willing to transact.

ASC 820-10 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. A fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs is included in ASC 820. The fair value hierarchy is as follows:

•                  Level 1:  Inputs are unadjusted quoted prices in active markets for assets and liabilities identical to those reported at fair value.

•                  Level 2:  Inputs other than quoted prices included within Level 1, Level 2 inputs are observable either directly or indirectly. These inputs might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•                  Level 3:  Inputs are unobservable inputs for an asset or liability that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. These inputs are used to determine fair value only when observable inputs are not available.

Recurring Fair Value Measurements

The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements at December 31, 2011 Using
	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
	(In thousands)
GSE obligations	$66,156	$—	$66,156	$—
Trust preferred CDOs	184	—	184	—
Collateralized mortgage obligations	15,626	—	15,626	—
GSE mortgage-backed securities	230,654	—	230,654	—
Total available for sale securities	312,620	—	312,620	—
Interest rate swap assets	1,369	—	1,369	—
Interest rate swap liabilities	1,456	—	1,456	—

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	Fair Value Measurements at December 31, 2010 Using
	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
	(In thousands)
GSE obligations	$81,034	$—	$81,034	$—
Trust preferred CDOs	562	—	562	—
Collateralized mortgage obligations	28,168	—	28,168	—
GSE mortgage-backed securities	250,261	—	250,261	—
Total available for sale securities	360,025	—	360,025	—
Interest rate swap assets	790	—	790	—
Interest rate swap liabilities	832	—	832	—

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Available-for-Sale Securities — Available-for-sale securities are reported at fair value primarily utilizing Level 2 inputs. The Company obtains fair value measurements from independent pricing sources, which base their fair value measurements upon observable inputs such as reported trades of comparable securities, broker quotes, the U.S. Treasury yield curve, benchmark interest rates, market spread relationships, historic and consensus prepayment rates, credit information and the security’s terms and conditions.

Interest Rate Swaps — The fair values for the interest rate swap assets and liabilities represent a Level 2 valuation and are based on settlement values adjusted for credit risks associated with the counterparties and the Company. Credit risk adjustments consider factors such as the likelihood of default by the Company and its counterparties, its net exposures and remaining contractual life. To date, the Company has not realized any losses due to a counterparty’s inability to pay any net uncollateralized position. The change in value of interest rate swap assets and liabilities attributable to credit risk was not significant during the reported periods.  See also Note 8 “Derivatives.”

For the years ended December 31, 2011 and 2010, there were no recurring fair value measurements made using significant unobservable inputs.

Nonrecurring Fair Value Measurements

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following tables summarize the financial assets and financial liabilities measured at fair value on a nonrecurring basis as of and for the years ended December 31, 2011 and 2010, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value:

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Collateral-dependent loans and leases	$19,511	$—	$19,511	$—

Other real estate owned	922	—	922	—

	Fair Value Measurements at December 31, 2010 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	Total	(Level 1)	(Level 2	(Level 3)
	(In thousands)

Collateral-dependent loans and leases	$10,820	$—	$10,820	$—

Other real estate owned	1,239	—	1,239	—

Impaired Loans - Impaired loans and leases were $30.3 million at December 31, 2011. Impaired loans and leases that are deemed collateral-dependent are valued based upon the fair value of the underlying collateral. The inputs used in the appraisal of the collateral are observable and, therefore, categorized as Level 2. At December 31, 2011, the valuation allowance for collateral-dependent loans and leases was $1.3 million compared to $1.4 million at December 31, 2010.

OREO — Fair value estimates of OREO are based on independent appraisals or brokers’ opinions of value of the property or similar properties less estimated costs to sell at the date the loan is charged-off and the property is transferred into OREO. The inputs used to estimate the fair values are observable and, therefore, categorized as Level 2. For the years ended December 31, 2011 and 2010, respectively, $280 thousand and $1.2 million of loans were charged-off through the allowance for loan and lease losses immediately prior to the property being transferred into OREO.

Summary of Estimated Fair Values of Financial Instruments

The aggregate fair value of financial assets and financial liabilities presented do not represent the underlying value of the Company taken as a whole. The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from concentrations of ownership of a financial instrument. Because no active market exists for some of the Company’s financial instruments, certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions and other factors. The resulting estimates involve uncertainties and therefore cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates. The estimated fair value approximates carrying value for cash and cash equivalents, federal funds sold and accrued interest receivable and payable. The methodologies for other financial assets and financial liabilities are discussed below:

Loans and Leases Receivable — Fair value estimates are based on loans and leases with similar financial characteristics. Loans and leases have been segregated by homogenous groups into residential mortgage, commercial, and consumer and other loans. Fair values are estimated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates approximately equal to current market rates on loans with similar characteristics and maturities. The incremental credit risk for nonperforming loans and leases has been considered in the determination of the fair value of loans and leases.

Stock in the Federal Home Loan Bank of Boston — The fair value of stock in the FHLB equals the carrying value reported in the balance sheet. This stock is redeemable at full par value only by the FHLB. To this date, the Company has not

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

remeasured its investment in FHLB stock; however, if there is evidence of impairment, the FHLB stock would reflect fair value using either observable or unobservable inputs.

Deposits — The fair values reported for demand deposit, NOW, money market, and savings accounts are equal to their respective book values reported on the consolidated balance sheets. The fair values disclosed are, by definition, equal to the amount payable on demand at the reporting date. The fair values reported for certificate of deposit accounts are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on certificate of deposit accounts with similar remaining maturities. The estimated fair value of deposits does not take into account the value of the Company’s long-term relationships with depositors. Nonetheless, the Company would likely realize a core deposit premium if its deposit portfolio were sold in the principal market for such deposits.

Wholesale Repurchase Agreements — The fair values reported for wholesale repurchase agreements are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Federal Home Loan Bank of Boston Borrowings — The fair values reported for FHLB borrowings are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Subordinated Deferrable Interest Debentures — The fair values reported for subordinated deferrable interest debentures are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on instruments with similar terms and remaining maturities.

Financial Instruments with Off-balance Sheet Risk — Since the Bank’s commitments to originate or purchase loans, and for unused lines and outstanding letters of credit, are primarily at market interest rates, there is no significant fair value adjustment.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

The book values and estimated fair values for the Company’s financial instruments are as follows:

	December 31, 2011		December 31, 2010
	Book	Estimated	Book	Estimated
	Value	Fair Value	Value	Fair Value
	(In thousands)

Assets:
Cash and due from banks	$22,130	$22,130	$14,384	$14,384
Federal funds sold	1,272	1,272	395	395
Available for sale securities	312,620	312,620	360,025	360,025
Stock in the FHLB	16,274	16,274	16,274	16,274
Loans and leases receivable, net of allowance for loan and lease losses:
Commercial loans and leases	809,493	828,726	765,446	776,737
Residential mortgage loans	143,620	147,627	162,904	166,744
Consumer and other loans	196,149	193,656	208,485	203,545
Interest rate swaps	1,369	1,369	790	790
Accrued interest receivable	4,371	4,371	4,842	4,842

Liabilities:
Deposits:
Demand deposit accounts	$278,503	$278,503	$264,274	$264,274
NOW accounts	70,663	70,663	70,327	70,327
Money market accounts	149,988	149,988	96,285	96,285
Savings accounts	345,850	345,850	341,667	341,667
Certificate of deposit accounts	286,350	286,693	347,613	349,386
Overnight and short-term borrowings	46,216	46,216	40,997	40,997
Wholesale repurchase agreements	—	—	20,000	20,190
FHLB borrowings	235,110	250,666	260,889	285,819
Subordinated deferrable interest debentures	13,403	13,089	13,403	15,645
Interest rate swaps	1,456	1,456	832	832
Accrued interest payable	961	961	1,616	1,616

(19)  Shareholders’ Equity

Capital guidelines issued by the Federal Reserve Board (“FRB”) require the Company to maintain minimum capital levels for capital adequacy purposes. Tier I capital is defined as common equity and retained earnings, less certain intangibles. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet items to one of four risk categories, each with an appropriate weight. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. The Bank is also subject to FDIC regulations regarding capital requirements. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered “well-capitalized.”

As of December 31, 2011 and 2010, the Company and the Bank met all applicable minimum capital requirements and were considered “well-capitalized” by both the FRB and the FDIC. There have been no events or conditions since the end of the year that management believes would cause a change in either the Company’s or the Bank’s categorization. The Company’s and the Bank’s actual and required capital amounts and ratios are as follows:

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

			For Capital		To Be Considered
	Actual		Adequacy Purposes		“Well-Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2011:
Bancorp Rhode Island, Inc.:
Tier I capital (to average assets)	$127,646	8.16%	$62,538	4.00%	$78,173	5.00%
Tier I capital (to risk-weighted assets)	127,646	11.29%	45,227	4.00%	67,840	6.00%
Total capital (to risk-weighted assets)	141,813	12.54%	90,454	8.00%	113,067	10.00%
Bank Rhode Island:
Tier I capital (to average assets)	$127,285	8.14%	$62,526	4.00%	$78,158	5.00%
Tier I capital (to risk-weighted assets)	127,285	11.21%	45,435	4.00%	68,152	6.00%
Total capital (to risk-weighted assets)	141,552	12.46%	90,869	8.00%	113,586	10.00%
At December 31, 2010:
Bancorp Rhode Island, Inc.:
Tier I capital (to average assets)	$127,711	8.10%	$63,035	4.00%	$78,794	5.00%
Tier I capital (to risk-weighted assets)	127,711	11.27%	45,316	4.00%	67,975	6.00%
Total capital (to risk-weighted assets)	141,925	12.53%	90,633	8.00%	113,291	10.00%
Bank Rhode Island:
Tier I capital (to average assets)	$126,031	8.00%	$63,047	4.00%	$78,809	5.00%
Tier I capital (to risk-weighted assets)	126,031	11.13%	45,292	4.00%	67,938	6.00%
Total capital (to risk-weighted assets)	140,245	12.39%	90,584	8.00%	113,231	10.00%

The trust preferred securities issued by the Company are included in its Tier I capital. On March 1, 2005, the FRB issued a final rule that allowed trust preferred securities to be included in Tier I capital of bank holding companies, subject to stricter quantitative limits and clearer standards. Under the rule, after a five-year transition period that ended on March 31, 2010, the aggregate amount of trust preferred securities is limited to 25% of Tier I capital elements, net of goodwill. The Company has evaluated the potential impact of the rule on its Tier I capital ratio and has concluded that the regulatory capital treatment of the trust preferred securities in the Company’s total capital ratio is unchanged. Under the Dodd-Frank Act, trust preferred securities will be excluded in calculating Tier I capital unless issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets.  Since the Company issued its trust preferred securities prior to May 19, 2010, the Company may continue to include these securities in its Tier I capital.

Stock Repurchase Program — On April 18, 2006, the Company’s Board authorized the Company to repurchase up to 245,000 shares of its common stock from time to time through open market or privately negotiated purchases. On November 26, 2007, the Company expanded the stock repurchase program to 345,000 shares and also adopted a written purchase plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company concluded its repurchase program during the 1st quarter of 2008. Under the program, the Company repurchased 344,800 shares at a total cost of $11.8 million.

In February 2011 and February 2010, the Company’s Chief Executive Officer delivered 12,100 shares and 9,100 shares, respectively, of the Company’s common stock to satisfy the exercise price for stock options exercised. The shares delivered were valued at $30.56 and $24.00 per share for 25,200 and 22,000 stock options exercised in 2011 and 2010, respectively. The Chief Executive Officer paid the balance of the exercise price and all taxes in cash. The delivered shares are included with treasury stock in the consolidated balance sheets.

In 2011, executive officers delivered 11,700 shares of the Company’s common stock to satisfy income tax withholding requirements related to the vesting of 34,998 shares of restricted stock. The shares delivered throughout the year at prices ranging from $41.24 to $44.32. The delivered shares are included with treasury stock in the consolidated balance sheets.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

(20)  Earnings per Share

The following table is a reconciliation of basic EPS and diluted EPS:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Basic EPS Computation:
Numerator:
Net income	$5,238	$9,835	$5,539
Preferred stock dividend	—	—	(892)
Preferred stock accretion	—	—	(1,405)
Net income applicable to common	$5,238	$9,835	$3,242
Denominator:
Weighted average shares outstanding	4,685,954	4,658,668	4,604,308
Basic EPS	$1.12	$2.10	$0.71
Diluted EPS Computation:
Numerator:
Net income applicable to common	$5,238	$9,835	$3,242
Denominator:
Common shares outstanding	4,685,954	4,658,668	4,604,308
Stock options	79,742	27,113	22,126
Stock warrants	—	—	—
Contingent shares	5,263	1,535	—
Total shares	4,770,959	4,687,316	4,626,434
Diluted EPS	$1.10	$2.10	$0.70

Weighted average stock options outstanding, not included in the computation of diluted EPS above because they were anti-dilutive totaled 33,376, 308,510 and 308,765 for the years ended December 31, 2011, 2010 and 2009, respectively.

(21) Supplementary Disclosures of Cash Flow Information

The following summarizes supplementary disclosures of cash flow information:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)

Supplementary disclosures:
Cash paid for interest	$14,947	$19,901	$31,667
Cash paid for income taxes	2,770	6,165	3,429
Non-cash transactions:
Change in accumulated other comprehensive income, net of taxes
Unrealized holding gains on available for sale securities	4,799	(126)	2,202
Prior period service cost related to SERP	(2,051)	—	—
Macrolease acquisition	—	211	78
Transfer of loans to OREO	1,314	1,239	2,083
Treasury stock acquisitions from shares tendered in stock option exercises	879	218	254
Non-credit component of other-than-temporary impairment, net of taxes	—	(706)	1,355

(22)      Regulation, Taxation and Litigation

The Company and the Bank are subject to extensive regulation and examination by the FRB, the Rhode Island Division of Banking and the FDIC, which insures the Bank’s deposits to the maximum extent permitted by law. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements (continued)

depositors and not for the purpose of protecting shareholders. Bank regulatory authorities have the right to restrict the payment of dividends by banks and bank holding companies to shareholders.

The Company is involved in various tax assessment claims and legal proceedings which are described in detail below.

Massachusetts Department of Revenue Litigation — In June 2009, Bank Rhode Island (the “Bank”) received a Notice of Assessment from the Massachusetts Department of Revenue (“DOR”) challenging the 2002 to 2006 state income tax due from BRI Investment Corp., a Rhode Island passive investment company. The DOR sought to collapse the income from BRI Investment Corp. into the Bank’s income and assess state corporate excise tax on the resulting apportioned income. The passive investment company is not subject to corporate income tax in the State of Rhode Island. The Bank filed an Application for Abatement in September 2009 contesting the assessment and asserting its position. The Bank was notified in March 2010 that the application was denied and subsequently filed a petition with the Massachusetts Appellate Tax Board pursuing its position.

In June 2010, the DOR performed an audit of tax years 2007 and 2008, challenging the Bank’s position of the tax treatment of BRI Investment Corp. under the same assertion. The Bank received a Notice of Assessment from the DOR in November 2010. The total estimated tax assessment, accrued interest and penalties for all years is $710 thousand. As a result of 2008 amendments to tax law, the Company filed the 2009 Massachusetts income tax return and will continue to file future Massachusetts income tax returns on a combined reporting basis. There are no further tax years available for audit under the statute of limitations.

In December 2011, the Bank reached a verbal settlement agreement with the DOR to settle the assessment in the amount of $345 thousand.  This settlement was accrued for at December 31, 2011 and finalized on February 15, 2012.

Empire Litigation — On June 5, 2008, Empire Merchandising Corp. (“EMC”) and Joseph Pietrantonio (collectively, the “Plaintiffs”) filed a complaint in the Providence County Superior Court against the Company, the Bank, and EMC’s outside accountants, Bernard Labush and Stevan H. Labush, alleging damages arising out of an embezzlement scheme perpetrated by EMC’s bookkeeper beginning around January 2004 and continuing until September 2005. The Plaintiffs asserted the following causes of action against the Company: breach of contract, breach of implied covenant of good faith and fair dealing, negligence, infliction of emotional distress, unjust enrichment and interference with advantageous relationship. The Company denied any liability and asserted a counterclaim seeking repayment of indebtedness due under the line of credit and the personal guaranty of Mr. Pietrantonio. The case was tried before a jury in February 2011. On March 10, 2011, the jury returned a verdict against the Company, finding that the Company was negligent and had breached the line of credit agreement with EMC and that the Company had intentionally inflicted emotional distress on Mr. Pietrantonio. The jury awarded damages of $1.4 million to EMC for the loss of the business and $500 thousand to Mr. Pietrantonio for lost wages and emotional distress, and the Superior Court judge awarded the Plaintiffs interest in the amount of $1.3 million. This verdict was reduced by approximately $147 thousand following the hearing on post-trial motions. The Company filed a notice of appeal and the Company is pursuing an appeal of the judgment to the Rhode Island Supreme Court. After receiving the Court’s verdict, the Company requested reimbursement from its insurance carrier for $3.3 million of the verdict. The insurance company declined payment. The Company has accrued $3.3 million.

Flanagan Litigation — On October 20, 2010, Peter Flanagan (“Flanagan”) filed a complaint in the United States District Court, District of Rhode Island, against Bancorp Rhode Island, Inc. and certain officers and directors of the Company alleging wrongful termination in the form of a whistleblower claim pursuant to the Sarbanes-Oxley Act of 2002 and the Rhode Island Whistleblower Protection Act for unspecified damages. On May 9, 2011, Flanagan amended the complaint to include a claim pursuant to the Dodd-Frank Act.  This matter is currently pending in federal court.

(23)     Subsequent Events

On January 1, 2012, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of April 19, 2011, between Brookline Bancorp, Inc. (“Brookline”) and the Company, Brookline completed its acquisition of BancorpRI through the merger of the Company with and into Brookline, with Brookline as the surviving corporation (the “Merger”). In connection with the Merger, 11 million shares of Brookline’s common stock with a fair value of approximately $92.8 million were issued to Company shareholders. Cash paid to shareholders exclusive of stock compensation payouts was approximately $113 million. Brookline also assumed approximately $13 million in subordinated debt from the Company.

BANCORP RHODE ISLAND, INC.

Management’s Statement of Responsibility

The consolidated financial statements contained in this annual report have been prepared in accordance with generally accepted accounting principles and, where appropriate, include amounts based upon management’s best estimates and judgments. Management is responsible for the integrity and the fair presentation of the consolidated financial statements and related information.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded against loss and that transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. These internal controls include the establishment and communication of policies and procedures, the selection and training of qualified personnel and an internal auditing program that evaluates the adequacy and effectiveness of such internal controls, policies and procedures. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 2011, management believes the internal controls were in place and operating effectively.

The Board of Directors discharges its responsibility for the consolidated financial statements through its Audit Committee, which is comprised entirely of non-employee directors. The Audit Committee meets periodically with management, internal auditors and the independent public accountants. The internal auditors and the independent public accountants have direct full and free access to the Audit Committee and meet with it, with and without management being present, to discuss the scope and results of their audits and any recommendations regarding the system of internal controls.

The independent accountants were engaged to perform an independent audit of the consolidated financial statements. They have conducted their audit in accordance with auditing standards generally accepted in the United States of America.

/s/ Mark J. Meiklejohn	/s/ Julie A. Gerschick
Chief Executive Officer	Chief Financial Officer
March 16, 2012	March 16, 2012